    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1998

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                        MEMC ELECTRONIC MATERIALS, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                              56-1505767
 (State or other jurisdiction of incorporation or            (I.R.S. employer identification number)
                   organization)

                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376
                                 (314) 279-5500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            HELENE F. HENNELLY, ESQ.
                           CORPORATE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376
                                 (314) 279-5500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        COPIES OF ALL CORRESPONDENCE TO:

                  R. Randall Wang, Esq.                                       Patrick A. Pohlen, Esq.
                   Peter D. Van Cleve                                           Cooley Godward LLP
                     Bryan Cave LLP                                            Five Palo Alto Square
                 One Metropolitan Square                                        3000 El Camino Real
               211 N. Broadway, Suite 3600                                      Palo Alto, CA 94306
             St. Louis, Missouri 63102-2750                                       (650) 843-5000
                     (314) 259-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            OFFERING PRICE(1)           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................         $93,900,000(1)               $27,701(1)
Subscription Rights(2)......................................             $0(2)                      $0(2)
-------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) based on the estimated maximum aggregate offering price of the Common Stock.

(2) Evidencing the rights to subscribe for shares of the Common Stock. No consideration will be received by the Company upon distribution of the Rights. No registration fee is required for the registration of Rights pursuant to Rule 457(g) of the Securities Act.
                      ------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Not Complete)

Issued October 22, 1998

                                             SHARES

                      MEMC ELECTRONIC MATERIALS, INC. LOGO
                        MEMC ELECTRONIC MATERIALS, INC.

                                  COMMON STOCK

                            ------------------------

     MEMC Electronic Materials, Inc. is distributing to its stockholders (other than its majority stockholder), at no charge, Rights to purchase MEMC common
stock. Each stockholder will receive            Rights for each share of MEMC
common stock owned of record on            , 1998. Each Right will entitle the
holder to purchase one share of MEMC common stock. We refer to this as the "basic subscription privilege." Each Right will carry with it an over-subscription privilege for shares that are not otherwise purchased through the exercise of the basic subscription privilege. The Subscription Price for
MEMC common stock offered by the Rights is $           per share.

                            ------------------------

     MEMC common stock trades on the New York Stock Exchange under the symbol "WFR." We will apply to list the Rights on the NYSE under the symbol "WFRRt."

                            ------------------------

     INVESTING IN MEMC COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                            ------------------------
                             PRICE $      PER SHARE
                            ------------------------

                                                    DEALER MANAGER        OFFERING
                               PUBLIC OFFERING    FEES AND ESTIMATED     PROCEEDS TO
                                    PRICE         REIMBURSED EXPENSES       MEMC
                               ---------------    -------------------    -----------
Per Share..................           $                    $                  $
Total......................           $                    $             $

     See "Plan of Distribution" beginning on page 55 for information relating to fees and reimbursed expenses we will pay to the Dealer Managers.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                Dealer Managers

NATIONSBANC MONTGOMERY SECURITIES LLC                          J.P. MORGAN & CO.

                                          , 1998

                 QUESTIONS & ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS THE RIGHTS OFFERING?

     The Rights Offering involves a distribution of Rights on a pro rata basis to all of our stockholders other than VEBA Corporation. We are distributing
       Rights for every share of MEMC common stock held on        , 1998. Each
Right entitles stockholders to purchase one share of MEMC common stock at a
Subscription Price of $     per share. We will issue approximately        shares
in the Rights Offering raising approximately $94 million of additional capital. VEBA Corporation has agreed to purchase all of the shares not purchased by other Rights holders in this Rights Offering, subject to certain conditions that are customary in a firm commitment underwriting.

WHY ARE YOU NOT DISTRIBUTING RIGHTS TO VEBA CORPORATION?

     On             , 1998, we sold         shares of MEMC common stock in a
private placement to VEBA Corporation at the Subscription Price for aggregate proceeds of approximately $106 million. The sale increased VEBA Corporation's
percentage ownership from approximately 53.1% to    % of the outstanding shares.
We are proceeding with the Rights Offering to allow our stockholders (other than VEBA Corporation) an opportunity to restore their proportionate interest in the Company at the same price per share of common stock as was paid by VEBA Corporation.

WHAT IS THE PURPOSE OF THE RIGHTS OFFERING AND THE PRIVATE PLACEMENT TO VEBA CORPORATION?

     Our primary purpose for the Rights Offering and the sale to VEBA Corporation is to raise approximately $200 million of additional capital. We decided to raise capital through a sale of stock to VEBA Corporation and a Rights Offering instead of other transactions (such as an underwritten public offering) to allow all stockholders an equal opportunity to participate.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of the Rights entitles you to purchase one share of MEMC common stock at a Subscription Price for every Right you hold.

MAY I SUBSCRIBE FOR ADDITIONAL SHARES?

     Yes. The over-subscription privilege included with the Rights entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of MEMC common stock to the extent that other Rights holders do not exercise their Rights. If sufficient shares are available, we will honor all over-subscription requests in full. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who over-subscribed based on the number of shares subscribed for pursuant to the basic subscription privilege.

HOW DO I EXERCISE MY RIGHTS?

     If you hold your shares in a brokerage account or by a custodian bank, you will not receive a Rights Certificate. Contact your broker or custodian bank to participate in the Rights Offering.

     If you hold your shares directly, you will receive a Rights Certificate. You may exercise your Rights by completing and signing the purchase form that appears on the back of each Rights Certificate. You must then send the completed and signed form, along with payment in full of the Subscription Price for all shares of MEMC common stock to be purchased through the basic subscription privilege and, if exercised, the over-subscription privilege, to Harris Trust & Savings Bank, the Subscription Agent.

     The Subscription Agent must receive these documents and the subscription payment no later than the time and date the Rights Offering expires.

     You may also exercise your Rights by following the procedures for guaranteed delivery described under "The Rights Offering -- Guaranteed Delivery Procedures" beginning on page 34. In this case, you must deliver the Notice of Guaranteed Delivery and subscription payment to the Subscription Agent by the time and date the Rights Offering expires. You must also deliver the properly completed Rights Certificate to the Subscription Agent no later than three business days following the time and date the Rights Offering expires.

     We have provided more detailed instructions on how to exercise your Rights under "The Rights Offering -- Exercise of Rights" beginning on page 32 and with the Rights Certificate accompanying this Prospectus.

WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY RIGHTS?

     No. We will not charge a brokerage commission or a fee to Rights holders for exercising their rights. However, if you exercise your Rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee. If you sell your Rights through the Subscription Agent as described on page 36, the Subscription Agent will not charge you any fees. If you sell your Rights through other means, you will be responsible for any fees arising from such sale.

MAY I SELL MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

     Yes. The Rights are transferable and will be listed for trading on the New York Stock Exchange until the close of business on the last trading day before the Rights Offering expires. You may contact the Subscription Agent if you would like it to sell your Rights for you, as described on page 36. Otherwise, you may try to sell your Rights through normal investment channels. We cannot assure you that the Subscription Agent or others will be able to sell any of your Rights.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

     No.

IF I AM A STOCKHOLDER, WHAT HAPPENS TO MY OWNERSHIP INTEREST IN THE COMPANY AS COMPARED TO MY OWNERSHIP INTEREST BEFORE THE PRIVATE PLACEMENT OF MEMC COMMON STOCK TO VEBA CORPORATION?

     If you exercise your basic subscription privilege in full, you will maintain your proportionate ownership interest in the Company. If you exercise your over-subscription privilege and receive shares pursuant to the over-subscription privilege, you will increase your proportionate ownership interest in the Company. If you do not exercise your Rights, your proportionate ownership interest in the Company will substantially decrease. If you do not exercise or sell your Rights, you will lose any value inherent in the Rights.

HOW DO I PAY FOR MY SUBSCRIPTION?

     You may pay for shares of MEMC common stock by:

     - Check or bank draft drawn on a U.S bank or postal, telegraphic or express money order payable to Harris Trust & Savings Bank, as Subscription Agent; or

     -  Wire transfer of immediately available funds to the account maintained
        by the Subscription Agent for such purpose at           , ABA No.      ,
        Account No.      (marked: MEMC Electronic Materials, Inc. Subscription).

     We will consider you to have delivered payment to the Subscription Agent when:

     -  in the case of any uncertified check, the check clears;

     - in the case of a certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, receipt of the payment; or

     - in the case of a wire transfer of immediately available funds, receipt of collected funds in the specified account.

     Funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the Subscription Price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears in time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your Rights.

WHEN DOES THE RIGHTS OFFERING EXPIRE?

     The Rights Offering expires at 5:00 p.m., New York City time, on
          , 1998. We may extend the expiration date until           , 1999 for
any reason. We may extend the expiration date until some later date if a material event occurs and we need more time to adequately disclose information to Rights holders.

IF I EXERCISE RIGHTS IN THE RIGHTS OFFERING, MAY I CANCEL OR CHANGE MY DECISION?

     No. All exercises of Rights are irrevocable unless the conditions to VEBA Corporation's obligation to purchase all of the shares not purchased by other Rights holders in this Rights Offering are not satisfied or waived before the time the Rights expire. In that case, you will be able to change your decision and we may extend the date the Rights expire.

IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

     Yes. The Subscription Agent will hold all funds it receives in escrow until completion of the Rights Offering. If the Rights Offering is not completed, the Subscription Agent will return, without interest, all subscription payments.

ARE THERE ANY CONDITIONS TO THE RIGHTS OFFERING?

     No. However, we may amend or terminate the Rights Offering for any reason.

WHO IS VEBA CORPORATION?

     VEBA Corporation is a corporation owned by VEBA AG and its subsidiaries.
VEBA Corporation owns            shares of MEMC common stock, or    % of the
outstanding shares.

     VEBA AG, which is among the largest publicly held industrial corporations in Germany, is engaged in businesses including electricity, chemicals, oil, real estate management, distribution/logistics and telecommunications.

WHY DID YOU SELL MEMC COMMON STOCK TO VEBA CORPORATION BEFORE THE RIGHTS
OFFERING?

     We sold MEMC common stock to VEBA Corporation before the Rights Offering in order to meet certain of our financial needs arising before the completion of the Rights Offering and to evidence VEBA Corporation's commitment to the Company. If Rights holders (other than VEBA Corporation) purchase all shares of MEMC common stock offered in the Rights Offering, VEBA Corporation will again own 53.1% of the outstanding shares.

IS VEBA CORPORATION GOING TO PARTICIPATE IN THE RIGHTS OFFERING?

     Although we are not distributing Rights to VEBA Corporation, VEBA Corporation has agreed to purchase all shares not subscribed for by other Rights holders in the Rights Offering, subject to certain conditions that are customary in a firm commitment underwriting. If no other Rights holders exercise their Rights and if the conditions to VEBA Corporation's obligation to purchase all shares not purchased by other Rights holders in this Rights Offering are
satisfied or waived, VEBA Corporation will own approximately      % of the
outstanding shares following the Rights Offering.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

     If you have questions or need assistance, please contact Morrow & Co., Inc., the Information Agent, at:

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, NY 10022
    (212) 754-8000
    Toll Free (800) 566-9061

    Banks and Brokerage Firms
    Please call (800) 662-5200

     For further assistance on how to subscribe for shares, you may also contact the Subscription Agent for the Rights Offering by mail or telephone at:

    Harris Trust & Savings Bank
    c/o Harris Trust Company of New York
    Wall Street Station
    P.O. Box 1010
    New York, New York 10268-1010
    (800) 245-7630

                               PROSPECTUS SUMMARY

SUMMARY This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the important information that you should consider before investing in the Rights or MEMC common stock. You should carefully read the entire prospectus.

INFORMATION ABOUT MEMC      MEMC is a leading worldwide producer of silicon
                            wafers. The silicon wafer is the fundamental building block from which almost all semiconductors are manufactured. Semiconductors are used in virtually all electronic applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems.

                            Worldwide silicon wafer industry product volume has grown at a compound annual growth rate of 10.8%, from 1.2 billion square inches in 1985 to 4.0 billion square inches in 1997, according to Dataquest estimates. Because silicon wafers are the material from which almost all semiconductor devices are manufactured, the strength of the silicon wafer industry is closely linked to the performance of the semiconductor industry. Worldwide semiconductor industry revenues have grown at a compound annual growth rate of 16.2%, from $24.3 billion in revenues in 1985 to $147.2 billion in revenues in 1997, according to Dataquest estimates. There are an estimated 24 silicon wafer manufacturers in the world today with six principal manufacturers, including ourselves, supplying a substantial majority of the wafers used by the major semiconductor manufacturers.

                            We operate manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. We sell silicon wafers to most of the world's largest manufacturers of semiconductors. We are the leading worldwide supplier of silicon wafers outside of Japan and the only significant non-Japanese silicon wafer manufacturer with manufacturing and research facilities in Japan.

                            Our principal executive offices are located at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376, and our telephone number is (314) 279-5500.

RISK FACTORS                A purchase of MEMC common stock involves a high
                            degree of risk. You should read and carefully consider the information set forth under "Risk
                            Factors" beginning on page 12 and the information contained elsewhere in this prospectus.

                            You should decide whether to subscribe for MEMC common stock based upon your own assessment of your best interests. Neither we nor the Dealer Managers are making any recommendations as to whether or not you should subscribe for MEMC common stock.

FORWARD-LOOKING STATEMENTS  Parts of the information contained or referred to in this prospectus, including information with respect to possible future cost savings, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" beginning on page 12 and "Cautionary Statement Regarding Forward-Looking Statements" on page 24.

                              THE RIGHTS OFFERING

RIGHTS                        We will distribute to each stockholder of record
                              (other than VEBA Corporation) on           , 1998,
                              at no charge,           transferable subscription
                              Rights for every share of MEMC common stock then owned. We will round up, to the nearest whole number, the number of Rights we distribute to each stockholder (we will not issue fractional Rights.) For example: If you own 100 shares of MEMC common
                              stock, you will receive           Rights instead
                              of           Rights. The Rights will be evidenced
                              by a transferable Rights Certificate.

SUBSCRIPTION PRICE            $          per share of MEMC common stock. The
                              Subscription Price will be set at an average trading price per share of MEMC common stock during a period shortly before the date of the final prospectus. The Subscription Price will be identical to the per share purchase price of MEMC common stock sold to VEBA Corporation in the private placement.

BASIC SUBSCRIPTION
PRIVILEGE                     Each Right entitles the holder to purchase one
                              share of MEMC common stock.

OVER-SUBSCRIPTION PRIVILEGE   If you elect to exercise your basic subscription
                              privilege in full, you will also be entitled to subscribe for additional shares of MEMC common stock. If the number of shares available after satisfaction of all basic subscriptions is insufficient to satisfy fully all elections to exercise the over-subscription privilege, we will allocate the excess shares pro rata among those over-subscribing. We will base the pro rata allocation on the number of shares subscribed for pursuant to the basic subscription privilege. The opportunity to exercise the over-subscription privilege is available to all Rights holders on the same terms.

PRINCIPAL STOCKHOLDER         VEBA Corporation, a corporation owned by VEBA AG
                              and its subsidiaries, owns            shares of
                              MEMC common stock (    % of outstanding shares).

PRIVATE PLACEMENT TO VEBA
CORPORATION                   On                , 1998, we sold         shares
                              of MEMC common stock to VEBA Corporation, at the
                              Subscription Price, for aggregate proceeds of
                              approximately $106 million. The sale increased
                              VEBA Corporation's percentage ownership from
                              approximately 53.1% to    % of the outstanding
                              shares. We are proceeding with the Rights Offering to allow our stockholders (other than VEBA
                              Corporation) an opportunity to restore their proportionate interest in the Company at the same price per share of common stock as was paid by VEBA Corporation. Our primary purpose for the sale to VEBA Corporation and the Rights Offering is to raise approximately $200 million of additional capital. We sold MEMC common stock to VEBA
                              Corporation before the Rights Offering in order to meet certain of our financial needs arising before the completion of the Rights Offering and to evidence VEBA Corporation's commitment to the Company. If Rights holders (other than VEBA
                              Corporation) purchase all shares of MEMC common stock offered in the Rights Offering, VEBA
                              Corporation will again own approximately 53.1% of the outstanding shares.

STANDBY COMMITMENT            Although we are not distributing any Rights to
                              VEBA Corporation, VEBA Corporation has agreed to
                              purchase all shares issuable upon exercise of the
                              Rights that are not subscribed for pursuant to the
                              basic subscription privilege or the
                              over-subscription privilege by other stockholders,
                              subject to certain conditions that are customary
                              in a firm commitment underwriting. If no other
                              stockholders exercise their Rights, VEBA
                              Corporation will purchase all of the shares of
                              MEMC common stock offered in this Rights Offering
                              and will own approximately      % of the shares of
                              outstanding MEMC common stock following this Rights Offering.

RECORD DATE                             , 1998, at 5:00 p.m., New York City
                              time.

TRANSFERABILITY AND LISTING
OF
RIGHTS You may transfer your Rights. We expect the Rights to trade on the New York Stock Exchange under the symbol "WFRRt." You cannot trade Rights after the close of business on the last trading day before the Rights Offering expires. No prior public market exists for the Rights, and we cannot assure you that a market for the Rights will develop or remain available throughout the offering period.

                              You may ask the Subscription Agent to try to sell your Rights. In order for the Subscription Agent to sell your Rights for you, you must deliver your Rights Certificate, with properly executed instructions, to the Subscription Agent by 11:00
                              a.m., New York City time, on           , 1998, the
                              fifth business day prior to the date the Rights expire. If the Subscription Agent cannot fill all of the sales orders it receives, it will prorate the proceeds from sales among the holders based upon the number of Rights each person instructed the Subscription Agent to sell.

                              We cannot assure you that the Subscription Agent will be able to sell any of your Rights.

EXPIRATION DATE; AMENDMENTS
AND TERMINATION               The Rights will expire at 5:00 p.m., New York City
                              time, on           , 1998. We may extend the
                              expiration date until           , 1999 for any
                              reason. We may extend the expiration date until some later date if our Board of Directors believes that a material event has occurred and we need more time to adequately disclose information about such event to you.

                              We may amend or terminate the Rights Offering for any reason. If we terminate the Rights Offering, we will promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments returned if we terminate the Rights Offering. Rights that remain unexercised at the expiration time will expire and will no longer be exercisable.

PERSONS HOLDING COMMON
STOCK
AND DESIRING TO EXERCISE
RIGHTS
THROUGH OTHERS                If you hold shares of MEMC common stock through a
                              broker, dealer or other nominee, we will send your Rights Certificate to your broker, dealer or nominee. Your broker, dealer or nominee will notify you of the Rights Offering. If you wish to sell or exercise your Rights, you will need to have your broker, dealer or nominee act for you.
                              You should contact them and request that they take the necessary and proper actions to sell or exercise your Rights.

PROCEDURE FOR EXERCISING
RIGHTS You may exercise Rights by properly completing and signing your Rights Certificate. You must deliver to the Subscription Agent your

                              Rights Certificate with payment of the
                              Subscription Price for each share of Common Stock subscribed for (both pursuant to the basic subscription privilege and the over-subscription privilege) on or prior to the date and time when the Rights Offering expires. If you use the United States mail to send your Rights Certificate, we recommend that you use insured, registered mail. If you cannot deliver your Rights Certificate to the Subscription Agent on time, you may use the procedures for guaranteed delivery described under "The Rights Offering -- Exercise of Rights" beginning on page 32. We will not pay interest on subscription payments.

                              Funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the Subscription Price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears in time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your Rights.

                              ONCE YOU EXERCISE YOUR RIGHTS, YOU CANNOT REVOKE YOUR SUBSCRIPTION UNLESS THE CONDITIONS TO VEBA CORPORATION'S OBLIGATION TO PURCHASE ALL OF THE SHARES NOT PURCHASED BY OTHER RIGHTS HOLDERS IN THIS RIGHTS OFFERING ARE NOT SATISFIED OR WAIVED BEFORE THE TIME THE RIGHTS EXPIRE. IN THAT CASE, YOU WILL BE ABLE TO CHANGE YOUR DECISION AND WE MAY EXTEND THE DATE THE RIGHTS EXPIRE. IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST EXERCISE THEM BEFORE THEY EXPIRE.

HOW FOREIGN AND CERTAIN
OTHER
STOCKHOLDERS CAN EXERCISE
RIGHTS We will not mail Rights Certificates to you if you are a stockholder with an address outside the United States or if you have an APO or FPO address. Instead, the Subscription Agent will hold Rights Certificates for your account. To exercise such Rights, you must notify the Subscription Agent on or prior to 11:00 a.m., New York City
                              time, on           , 1998, and establish to the
                              satisfaction of the Subscription Agent that your exercise is permitted under applicable law. If you do not notify the Subscription Agent and provide acceptable instructions to the Subscription Agent by such time (if no contrary instructions are received), the Subscription Agent will try to sell your Rights, if feasible, and will pay the net proceeds, if any, to you.

ISSUANCE OF COMMON STOCK      We will issue certificates representing shares of
                              MEMC common stock purchased pursuant to the exercise of Rights as soon as practicable after the expiration of the Rights Offering.

SUBSCRIPTION AGENT            Harris Trust & Savings Bank is acting as the
                              Subscription Agent in connection with the Rights
                              Offering. Harris' telephone number is (800)
                              245-7630.

INFORMATION AGENT             Morrow & Co., Inc. is acting as the Information
                              Agent in connection with the Rights Offering.
                              Morrow's telephone numbers are (212) 754-8000 and
                              (800) 566-9061. Banks and brokerage firms should call (800) 662-5200.

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES                  Generally, you will not recognize taxable income
                              in connection with the distribution or exercise of Rights. You may recognize a gain or loss upon the sale of Rights or shares of MEMC common stock acquired through exercise of the Rights.

USE OF PROCEEDS               We will receive approximately $          million
                              from the Rights Offering, after paying estimated offering expenses, including the fees to the Dealer Managers. We have received approximately
                              $106 million from the private placement to VEBA
                              Corporation. We will use the proceeds of the private placement to VEBA Corporation to repay debt from VEBA AG and its affiliates under revolving credit agreements and for general corporate purposes. We will use the proceeds from the Rights Offering to repay any remaining debt from VEBA AG and its affiliates under revolving credit agreements and for general corporate purposes.

COMMON STOCK OUTSTANDING      As of September 30, 1998, we had outstanding
                              40,507,216 shares of MEMC common stock. As of such
                              date, on a pro forma basis giving effect to the
                              private placement to VEBA Corporation, we had
                              outstanding      shares of MEMC common stock.
                              After the private placement and the Rights
                              Offering, we will have outstanding approximately
                                          shares of MEMC common stock. These
                              numbers do not include 1,786,852 shares issuable upon exercise of employee stock options (as of September 30, 1998) and 1,363,006 shares available for future grant under our Equity Incentive Plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

                                                                                                     SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                                 JUNE 30,
                             ----------------------------------------------------------------    ------------------------
                               1993         1994          1995          1996          1997          1997          1998
                             --------    ----------    ----------    ----------    ----------    ----------    ----------
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $552,497    $  660,807    $  886,860    $1,119,500    $  986,673    $  468,064    $  437,396
Gross margin...............   112,665       143,210       223,279       250,185       124,759        58,901        19,956
Marketing and
  administration...........    37,868        41,298        63,893        79,680        70,715        34,859        37,370
Research and development...    25,509        27,403        31,226        44,313        64,457        29,176        37,767
Restructuring costs(1).....        --            --            --            --            --            --       139,454
Operating profit (loss)....    49,288        74,509       128,160       126,192       (10,413)       (5,134)     (194,635)
Equity in income (loss) of
  joint ventures...........   (10,628)       (6,783)       13,908        24,884         3,246        (3,444)      (15,391)
Net earnings (loss)(2).....     8,875        34,076        87,273       101,556        (6,747)          976      (176,393)
Earnings (loss) per share:
  Basic....................        --(3) $     1.43(4) $     2.80(5) $     2.46    $    (0.16)   $     0.02    $    (4.33)
  Diluted..................        --(3)       1.43(4)       2.78(5)       2.45         (0.16)         0.02         (4.33)
Shares used in earnings
  (loss) per share
  computation:
  Basic....................        --(3) 23,902,650(4) 31,215,563(5) 41,308,806    41,345,193    41,409,163    40,703,636
  Diluted..................        --(3) 23,902,650(4) 31,441,631(5) 41,534,412    41,345,193    41,556,378    40,703,636
OTHER DATA:
Capital expenditures.......  $ 67,541    $   78,676    $  215,359    $  590,049    $  372,416    $  175,105    $  107,939
Equity infusions in joint
  ventures.................        --        20,922        29,904        14,698        10,638            --        11,747

                                                                  AT JUNE 30, 1998
                                                                  ----------------
                                                                               AS
                                                                ACTUAL     ADJUSTED(6)
                                                              ----------   -----------
BALANCE SHEET DATA:
Working capital.............................................  $   (2,126)  $
Total assets................................................   1,737,812
Long-term debt (including current portion)..................     673,110
Stockholders' equity........................................     501,522

---------------

(1) During 1998, we recorded restructuring costs totaling $139.5 million to close our Spartanburg, South Carolina facility, to forego construction of an 8-inch (200 millimeter) wafer facility in Malaysia, to withdraw from our joint venture participation in the small diameter wafer operation in China and to implement a voluntary separation program.

(2) Our net earnings in 1994 were affected by the adoption of Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits." The effect of such change was a charge of $1.3 million. Net earnings in 1993 were affected by the adoption of SFAS No. 109, "Accounting for Income Taxes," and the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The cumulative effect of such changes was a credit of $19.3 million and a charge of $29.3 million, respectively.

(3)  Earnings per share information for 1993 is not meaningful.

(4) We calculated our earnings per share for 1994 on a pro forma basis using the actual number of shares outstanding, plus the number of shares that would have been required to be sold at the initial public offering price to fund the excess of the $100 million dividend in April 1995 to Huls Corporation (MEMC's then sole stockholder) over the Company's net earnings for the prior twelve-month period.

(5) We calculated our earnings per share for 1995 on a pro forma basis using the weighted average number of shares outstanding, plus for the three months ended March 31, 1995, the number of shares that would have been required to be sold at the initial public offering price to fund the excess of the $100 million dividend to Huls Corporation in April 1995 over the Company's net earnings for the prior twelve-month period.

(6) Adjusted to reflect the proceeds of our sale of an aggregate of shares of MEMC common stock in the private placement to VEBA Corporation and the Rights Offering after deducting estimated offering expenses (including fees paid to the Dealer Managers) and our application of the net proceeds, as further described under "Use of Proceeds" on page 27 and "Plan
    of Distribution" beginning on page 55. At        , 1998, we had $
    million of debt to VEBA AG and its affiliates under revolving credit agreements, which are expected to be repaid with proceeds of the private placement and the Rights Offering.

                                  RISK FACTORS

     You should carefully consider the following factors, together with the other information contained in this prospectus, before purchasing Rights or the MEMC common stock we are offering. An investment in MEMC common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

HISTORY OF SIGNIFICANT
OPERATING
AND NET LOSSES; FUTURE
LOSSES
ANTICIPATED                   We have not reported an operating profit since the
                              third quarter of 1997. We reported an operating loss in 1997 of $10.4 million. Through the first two quarters of 1998, we had an operating loss of $194.6 million, which included restructuring costs of $139.5 million. Due to overcapacity and decreasing prices in the semiconductor and silicon wafer industries, weak economic conditions in the Asia Pacific region and Japan, and other factors, we do not expect to be profitable at least through 1999. We cannot predict how long we will continue to experience significant or increasing operating and net losses or whether we will become profitable.

CAPITAL INTENSIVE INDUSTRY;
ADDITIONAL FINANCING NEEDS
AND
RESTRICTIONS ON PLEDGING
ASSETS;
UNCERTAINTY OF CAPITAL
FUNDING We have incurred negative cash flows from operations in recent periods and have spent substantial funds in connection with research and development programs and other operating activities. We have also experienced negative free cash flows in the past because of our substantial capital expenditures.

                              Our business is highly capital intensive. We will need substantial amounts of cash to continue to fund capital expenditures, research and development, and marketing and customer service and support. We cannot assure you that, even with the proceeds from the private placement to VEBA Corporation and this Rights Offering and cash flows from operations, if any, our existing capital resources will be able to fund our future operations. Our capital needs depend on numerous factors, including our profitability and investment in research and development and capital expenditures.

                              Historically, we have funded our operations primarily through loans from VEBA AG and its affiliates, internally generated funds, and our initial public offering. To a lesser extent, we have raised funds by borrowing money from commercial banks. We will continue to explore and, as appropriate, enter into discussions with other parties regarding possible future sources of capital. Under the loan agreements between us and our principal lender, VEBA AG and its affiliates, and one other lender we cannot pledge any of our assets to secure additional financing. We do not believe that we currently can obtain unsecured financing from third parties on better terms than those with VEBA AG and its affiliates.

                              For financial reporting purposes, both VEBA
                              Corporation and VEBA AG include VEBA Corporation's share of our net earnings or losses in their consolidated financial statements. Our recent losses have adversely affected VEBA Corporation's and VEBA AG's reported earnings. While we are not one of the core businesses that VEBA AG has identified as the focus of its future major investments, VEBA AG and its affiliates have recently provided us with substantial additional capital commitments. Those capital commitments include:

                                   -  an additional $150 million in debt
                                      financing ($50 million of which became
                                      available on June 30, 1998 and $100
                                      million of which became available on
                                      September 23, 1998);

                                   - an extension until 2001 of the maturities on all of our existing debt maturing prior to January 1, 2001 with VEBA AG and its affiliates (but only in the event we have used our best efforts to obtain replacement financing on equivalent terms and have been unsuccessful); and

                                   -  a purchase on           , 1998 of
                                                shares of MEMC common stock at
                                      the Subscription Price for aggregate
                                      proceeds to us of approximately $106
                                      million.

                              VEBA Corporation has also committed to purchase all of the shares not purchased by other stockholders in this Rights Offering, subject to certain conditions that are customary in a firm commitment underwriting. However, VEBA AG and its affiliates are not otherwise obligated to provide capital to us. We cannot assure you that VEBA AG and its affiliates will continue to provide capital to us in the future.

                              Additionally, we cannot assure you that we will be able to obtain capital in the future to meet our needs. If we do find a source of additional capital, the terms and pricing of any such financing may be significantly more favorable to the lender or investor than those in this Rights Offering. Future capital raising could dilute or otherwise materially adversely affect the holdings or rights of our existing stockholders. If we cannot locate additional funding (whether from current or new lenders or investors), we may be required to reduce our investments in research and development, marketing and customer service and support and capital expenditures. Such reductions could materially adversely affect our ability to compete and our business.

RISKS OF LEVERAGE AND DEBT
SERVICE REQUIREMENTS          We currently have a significant amount of debt
                              which could adversely affect our ability to obtain additional financing for working capital, capital expenditures or other purposes. As of September
                              30, 1998, we owed $679.6 million to VEBA AG and its affiliates, and $142.2 million to other lenders. Our debt service could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service and other obligations will depend upon our future performance and is subject to financial, economic and other factors, many of which are beyond our control. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth and capital requirements.

IMPACT OF SEMICONDUCTOR
INDUSTRY DOWNTURNS; EFFECT
OF
SUBSTANTIAL EXCESS CAPACITY
AND
DECLINING WAFER PRICES        Our business depends in large part upon the market
                              demand for our customers' semiconductors and products utilizing semiconductors. The semiconductor industry experiences: (1) rapid technological change, (2) product obsolescence,
                              (3) price erosion and (4) wide fluctuations in product supply and demand. Recently, the semiconductor industry rapidly expanded its production capacity, resulting in overcapacity, especially for DRAM (commonly used computer memory chips). This overcapacity has caused semiconductor prices to decline, which has depressed semiconductor revenues and profitability.

                              From time to time the semiconductor industry has experienced significant downturns and is currently in the midst of such a downturn. These downturns often occur in connection with, or in anticipation of, maturing product cycles (of both the semiconductor companies and their "end customers") and declines in general economic conditions. Some of these downturns have lasted for more than a year. Also, during such periods, customers of semiconductor manufacturers benefiting from shorter lead times may delay some purchases of semiconductors into future periods. The current semiconductor industry downturn began in the fourth quarter of 1995. The resulting downturn in the silicon wafer industry began in the summer of 1996.

                              Our ability to reduce expenses during a downturn is limited because of the fixed costs associated with our substantial excess capacity and continued investment in research and development and marketing necessary to maintain our extensive worldwide customer service and support capabilities. If the current downturn continues, or we experience other downturns in the future, our business, operating results and financial condition could be materially adversely affected.

                              The economic recessions in Japan and in nations in the Asia Pacific region have made the current downturn in the semiconductor industry worse. The economies in these regions are contracting, and demand for semiconductors and silicon wafers in these regions has decreased significantly.

                              The growth in the worldwide supply of silicon wafers has outpaced the growth in worldwide demand in recent periods, especially for 8-inch silicon wafers. As a result, the selling prices for our products have decreased. Because of price decreases and declining product volume, our revenues are currently insufficient to offset our costs, and this is adversely affecting our operating results. We have no firm information with which to determine the capacity and expansion plans of our competitors. Although some of our competitors have announced plans to slow their capacity expansion programs, many have already added significant capacity for the production of 8-inch wafers. We and our competitors have the ability to increase our production of silicon wafers through unused capacity and our ability to expand our capacity quickly. This limits our ability to maintain or raise prices and could dramatically increase the worldwide supply of silicon wafers in the future, increase the downward pressure on prices and materially adversely impact our operating results.

FLUCTUATIONS IN OPERATING
RESULTS Our quarterly and annual operating results can fluctuate dramatically. The main factor affecting these fluctuations is our dependence on the performance of the semiconductor industry, which historically has been cyclical. Another factor is currency exchange rate volatility, which affects both the price we receive for our wafers and may result in gains or losses on unhedged currency exposure at our unconsolidated joint ventures.

                              Our operating results are also affected by: (1) the timing of orders from major customers, (2) product mix, (3) competitive pricing pressures, and (4) the delay between the incurrence of expenses to develop marketing and service capabilities and expand capacity and the realization of benefits from these expenditures. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. We cannot predict the future impact of any of these factors. These and other factors could have a material adverse effect on our quarterly or annual operating results.

CONTROL OF THE COMPANY;
POTENTIAL CONFLICTS OF
INTEREST                      Immediately prior to the Rights Offering, VEBA AG,
                              through VEBA Corporation, beneficially owned    %
                              of the outstanding MEMC common stock. After
                              completion of the Rights Offering, VEBA AG,
                              through VEBA Corporation, will beneficially own at least 53.1% of the outstanding MEMC common stock
                              (     % if no other holders exercise their
                              Rights). As a result, VEBA AG will continue to have sufficient voting power to control the direction and policies of the Company. VEBA AG will continue to be able to control any merger, consolidation or sale of all or substantially all of our assets, to elect the members of the Board of Directors and to prevent or cause a change in control of the Company. VEBA AG's control could prevent or discourage any unsolicited acquisition of the Company and consequently could adversely affect the market price of MEMC common stock. Five of the nine members of our Board of Directors are employees of VEBA AG or its affiliates, not including the Company.

                              In addition, VEBA Corporation has advised us that VEBA AG or one of its affiliates may purchase Rights on the New York Stock Exchange during the Rights Offering and may decide to purchase additional shares of MEMC common stock following the Rights Offering.

                              We have a number of agreements with VEBA AG and some of its affiliates. See "Certain Relationships and Related Party Transactions" beginning on page
                              48. These agreements include loan, raw material supply, and services agreements. We believe that the terms of these agreements are as favorable to us as those we could negotiate with unrelated parties. In the future, however, we may modify or renegotiate these agreements and we may enter into additional agreements or transactions with VEBA AG or its affiliates. Conflicts of interest could arise with VEBA AG and its affiliates with respect to such agreements or other arrangements between us and them. We expect to use a significant portion of the proceeds from the private placement to VEBA Corporation and this Rights Offering to repay debt under revolving credit agreements with VEBA AG and its affiliates. See "Use of Proceeds" on page 27.

RESTRICTIVE COVENANTS TIED
TO
CHANGE OF CONTROL             Our loan agreements with VEBA AG and its
                              affiliates provide that if VEBA AG and its affiliates own less than a majority of the outstanding MEMC common stock on or after January
                              1, 2001, then the interest rates we pay on our loans from VEBA AG and its affiliates will be the higher of:

                                   - the interest rate currently set forth in each such loan agreement; or

                                   -  an interest rate determined as of the
                                      change of control date for an average
                                      industrial borrower at a specified credit rating based on the remaining term of each such loan agreement.

                              In addition, in such an event we will become subject to certain affirmative covenants set forth in these loan agreements. These affirmative covenants include requirements that we maintain a minimum net worth and a minimum amount of working capital. We would also need to meet certain financial ratios, including a minimum fixed charge coverage ratio and minimum working capital ratio.

                              If we had been subject to these covenants as of September 30, 1998, we would not have been in compliance with all of these covenants. If VEBA AG and its affiliates own less than a majority of our outstanding common stock at any time on or after January 1, 2001 and we are then not in compliance with all of these affirmative covenants, then we would be in default under these loan agreements.

                              If VEBA AG and its affiliates own less than a majority of the outstanding MEMC common stock, then Taisil Electronic Materials Corporation, our Taiwanese joint venture, may become obligated to repay certain debt. See "-- Risks of Taisil Joint Venture" beginning on page 18.

INTENSE COMPETITION;
ADVERSE
EFFECT OF CURRENCY EXCHANGE
RATES We face intense competition in the silicon wafer industry from established manufacturers throughout the world. Some of our competitors have substantial financial, technical, engineering and manufacturing resources. We believe that our Japanese competitors benefit from their dominance of the Japanese market, which represented approximately 38% of the worldwide silicon wafer market in 1997. In particular, Shin-Etsu Handotai, the largest supplier of silicon wafers in Japan and the world, is able to leverage globally its sales and technology base. If we cannot compete effectively with Japanese silicon wafer manufacturers, our operating results could be materially adversely affected.

                              Over the past few years, the Japanese yen and Deutsche mark have declined significantly relative to the U.S. dollar. The currency declines have given our competitors significant cost advantages in the marketplace. These currency pressures, together with the effects of the semiconductor downturn and excess capacity, as described above, have increased competition and resulted in significant decreases in wafer prices.

                              We compete principally on the basis of product quality, consistency and price, as well as technical innovation, customer service and product availability. We expect that our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Competitive pressures may cause additional price reductions, which could have a material adverse effect on our operating results.

                              We believe we must continue to make a high level of investment in research and development, marketing and customer service and support to remain a leading supplier of silicon wafers. An inability to maintain such investments could have a material adverse effect on our operating results.

RISKS ASSOCIATED WITH
CHANGING
CUSTOMER SPECIFICATIONS       The silicon wafer industry changes rapidly.
                              Changes include requirements for new and more demanding technology, product specifications and manufacturing processes. Our ability to remain competitive will depend upon our ability to develop technologically advanced products and processes. We must continue to meet the increasingly demanding requirements of our customers on a cost-effective basis. As a result, we expect to continue to make a significant investment in research and development. We cannot assure you that we will be able to successfully introduce, market and cost-effectively manufacture any new products, or that we will be able to develop new or enhanced products and processes that satisfy customer needs or achieve market acceptance. If we fail in these efforts, we could experience a material adverse effect on our competitive position and operating results.

LIMITED NUMBER OF PRINCIPAL
CUSTOMERS                     Historically, we have sold a significant portion
                              of our products to a limited number of principal customers. In 1997 and the first six months of 1998, we made over one-half of our sales to ten customers. Likewise, POSCO HULS Co., Ltd.
                              (commonly known as PHC), our unconsolidated joint venture in Korea, sold most of its products to Samsung, one of our partners in that joint venture. We cannot assure you that we or PHC will realize equivalent sales from our top customers in the future. Our operating results could materially suffer if we lose, or experience a significant reduction in, purchases by one or more of our top customers.

RISKS OF INTERNATIONAL
OPERATIONS                    We expect that international sales will continue
                              to represent a significant percentage of our total sales. In addition, a significant portion of our manufacturing operations are located outside of the United States. Sales outside of the United
                              States expose us to currency exchange rate fluctuations. Our risk exposure from these sales is primarily limited to the Japanese yen, Deutsche mark and European ecu. Our risk exposure from expenses at international manufacturing facilities is concentrated in Italian lira, Japanese yen and Malaysian ringgit. We generally hedge receivables denominated in foreign currencies at the time of sale. We hedge foreign currency denominated intercompany loans by entering into long-dated forward exchange contracts. However, we cannot predict whether exchange rate fluctuations will have a material adverse effect on our operations and financial results in the future.

                              Our unconsolidated joint ventures have sales denominated in the U.S. dollar and manufacturing expenses primarily denominated in the U.S. dollar, Korean won and New Taiwanese dollar. PHC also has significant debt denominated in the U.S. dollar and Korean won.

                              Likewise, Taisil Electronic Materials Corporation, our unconsolidated Taiwanese joint venture, has significant debt denominated in the U.S. dollar and New Taiwanese dollar. These two unconsolidated joint ventures use the U.S. dollar as their functional currency and do not hedge net Korean won or New Taiwanese dollar exposures. We do not hedge our net Korean won exposure, because the forward contract market is limited for the Korean won and we do not believe the prices of such contracts are attractive. To date, we have not hedged net New Taiwanese dollar exposure. However, given the increasingly broader market and depth for forward contracts in Taiwan, we may consider forward contracts in the future.

                              A number of factors could adversely affect our international sales and operations, including (1) periodic economic downturns, (2) fluctuations in interest and foreign currency exchange rates, (3) the imposition of governmental controls, (4) export license requirements, (5) restrictions on the export of technology, (6) political instability, (7) trade restrictions and changes in tariffs and (8) difficulties in staffing and managing international operations. The economic downturns in the Asia Pacific region and Japan, and the devaluation of the Japanese yen against the U.S. dollar, are currently adversely affecting our operating results. Such factors, and the other factors listed above, may continue to have a material adverse effect on our operations in the future. As a result, we may need to modify our current business practices.

RISKS OF TAISIL JOINT
VENTURE Taisil's financial performance has been adversely affected in recent periods due to the downturn in the semiconductor industry in Taiwan. As a result of this downturn, Taisil has incurred losses, which have negatively impacted its debt-to-equity ratio. The increase in the debt-to-equity ratio has raised concerns with Taisil's lenders. We, and other joint venture partners representing 90% of the capital ownership of Taisil, expect to make a pro rata equity infusion in Taisil in the near future. We anticipate that this will satisfy the concerns of Taisil's lenders. However, if Taisil's performance continues to cause additional increases in its debt-to-equity ratio following our anticipated capital infusion, we and our joint venture partners will again have to consider alternatives to satisfy the concerns of Taisil's lenders.

                              As of September 30, 1998, Taisil had approximately $221.8 million of debt outstanding. We have guaranteed approximately $70.9 million of such debt (which may increase to approximately $84.5 million). Generally under the guarantees, if VEBA AG's and its affiliates' ownership of MEMC common stock falls below 50% of our total issued and outstanding shares, we become obligated to either pay, or provide a letter of credit in an amount equal to, the maximum amount we may owe under the guarantees.

                              The terms of Taisil's loan agreements vary. If Taisil defaults on its obligations to its lenders, in some circumstances Taisil may immediately be required to repay all of its obligations to its lenders. If Taisil is required to make an immediate repayment of its obligations to its lenders, we may be required to make payments on our guarantees of Taisil's debt. The circumstances in which immediate repayment may occur include, without limitation, (1) a material adverse change in

                              Taisil, (2) a reduction below 70% in the combined ownership of Taisil by the two major joint venture partners (us and China Steel Corporation), (3) a material adverse change in us or China Steel Corporation, (4) a reduction below 50% in VEBA AG's and its affiliates' ownership of MEMC common stock, or (5) other customary circumstances. We cannot assure you that Taisil's lenders will not declare a default on Taisil's debt if they determine there has occured a material adverse change, or they determine a material adverse change occurs in the future, in Taisil or the Company.

RISKS OF MANUFACTURING
INTERRUPTIONS                 Interruption of operations at any of our primary
                              manufacturing facilities could result in delays or cancellations of shipments of silicon wafers. A number of factors could cause interruptions, including labor disputes, equipment failures, or shortages of raw materials or supplies. A union represents employees at PHC's facility in Korea. A strike at this facility could cause interruptions in manufacturing. We cannot assure you that alternate qualified capacity would be available on a timely basis or at all. It typically takes six months for one of our customers to qualify one of our manufacturing facilities to produce a specific product, but it could take longer in today's environment of excess capacity. Interruptions could result in a loss of customers and could materially adversely affect our operating results.

LIMITED INTELLECTUAL
PROPERTY
PROTECTION; NOTICES OF
POSSIBLE
INFRINGEMENT                  We believe that the success of our business
                              depends in part on our proprietary technology, information and processes and know-how. We generally try to protect our intellectual property rights based on trade secrets and patents as part of our ongoing research, development and manufacturing activities. Recently, we have increased our efforts to obtain patent protection for our technology in response to an increase in patent applications by our competitors. However, much of our proprietary information and technology relating to the wafer manufacturing process is not patented and may not be patentable. We cannot assure you that we have adequately protected or will be able to adequately protect our technology, that our competitors will not be able to utilize our existing technology or develop similar technology independently, that the claims allowed on any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights.

                              Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

                              Although third parties have not sued us based on claims of infringement of intellectual property rights during the last several years, we cannot assure you that third parties will not bring such suits in the future. Competitors, suppliers and others frequently sue each other regarding intellectual property rights in other technology industries, including the semiconductor industry. From time to time, we receive notices from substantial companies with significant patent portfolios that we may be infringing certain of their patents or other rights. We may receive more of these notices in the future. If such companies were to assert any claims against us based on patents or other rights described in such notices, we believe, based on strategic and other considerations, that we should be able to resolve them outside of litigation without a material adverse effect to us; however, this conclusion is subject to significant uncertainty. We expect to try to resolve these matters through negotiation or, if necessary, by obtaining a license. However, if we are not able to resolve these matters satisfactorily, or to obtain a license on acceptable terms, we may face litigation. In that event, the ultimate outcome of these matters could have a material adverse effect on our business, results of operations or financial condition.

                              Under certain contracts, we are required to indemnify some third parties against claims of infringement of the intellectual property rights of others.

                              Any litigation in the future to enforce patents issued to us, to protect trade secrets or know-how possessed by us or to defend us or indemnify others against claimed infringement of the rights of others could have a material adverse effect on our financial condition and operating results. Also, regardless of the validity or successful outcome of such claims, we may need to expend significant time and expense to protect our intellectual property rights or to defend against claims of infringement by third parties, which could have a material adverse effect on us. If we lose any such litigation, we may be required (1) to pay substantial damages, (2) to seek licenses from others, or (3) to change, or stop manufacturing or selling, some of our products. Any of these outcomes could have a material adverse effect on our business, results of operations or financial condition.

DEPENDENCE ON KEY
PERSONNEL;
CHALLENGES IN ATTRACTING
AND
RETAINING QUALIFIED
PERSONNEL                     We are dependent upon a limited number of key
                              management and technical personnel. Since the beginning of the year, a number of experienced members of upper and middle management have left the Company. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We compete for personnel with other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in hiring or retaining qualified personnel, or that any of our personnel will remain employed by the Company. The loss of key personnel or the inability to hire and retain qualified personnel could have a material adverse effect on our operating results.

YEAR 2000 RISKS               We are currently assessing the readiness of our
                              computer systems to handle dates beyond the year
                              1999. Although we expect to implement successfully the systems and programming changes necessary to address Year 2000 issues, we do not believe that the cost of such actions will materially adversely affect our results of operations or financial condition.

                              Year 2000 issues create risks for us from unforeseen problems in our own computers and embedded systems and from customers, suppliers and other organizations with which we conduct transactions world-wide. We are working with our principal customers and suppliers to address Year 2000 issues. Failures by our customers' computer systems could adversely affect their demand for our products. Failures by our suppliers could adversely affect our ability to obtain critical raw materials and equipment. Failure by our computer systems could adversely affect our manufacturing processes and/or our ability to cost-effectively manage the Company during the time required to fix such problems. If any one of these events occurs, our business, financial condition and results of operations could be materially and adversely affected. For more information on this subject, see "Business -- Year 2000" beginning on page 45.

DEPENDENCE ON CERTAIN
SUPPLIERS                     We obtain some raw materials from a limited number
                              of suppliers. We believe that we have developed reliable sources for all of our raw materials and that we could find qualified alternative sources to supply such materials. Our operating results could suffer if we are unable to obtain raw materials for a prolonged period of time.
                              Increases in the prices of raw materials resulting from tight supplies could have a material adverse effect on our operating results.

RISKS ASSOCIATED WITH
ENVIRONMENTAL REGULATIONS     We are subject to a variety of foreign, federal,
                              state and local laws and regulations governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic, volatile or otherwise hazardous materials used in our manufacturing processes. Because the public is focusing more attention on the environmental impact of the semiconductor and related industries' manufacturing operations, these laws and regulations may become more stringent in the future. Any failure to comply with environmental laws could subject us to substantial liability or could force us to significantly change our manufacturing operations.
                              In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause such contamination.

                              In early 1998, a valve at our Italian facility malfunctioned, resulting in a release of a hazardous gas. Governmental authorities are continuing to investigate the incident and, in addition to private individuals, could seek to assert claims against us. However, based on information currently available, we do not believe any such claims should have a material adverse effect on us.

MARKET CONSIDERATIONS         We cannot assure you that the public trading
                              market price of MEMC common stock will not decline before the Rights expire. Further, we cannot assure you that following the exercise of Rights, you will be able to sell the shares of MEMC common stock you purchase at a price equal to or greater than the Subscription Price. Until certificates are delivered upon expiration of the Rights
                              Offering, you may not be able to sell the shares of MEMC common stock you purchase in the Rights
                              Offering. Certificates representing shares of MEMC common stock purchased will be delivered as soon as practicable after expiration of the Rights
                              Offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of Rights.

NO REVOCATION OF EXERCISE
OF
RIGHTS; CANCELLATION OF
RIGHTS OFFERING               Once you exercise your Rights, you may not revoke
                              the exercise unless the conditions to VEBA
                              Corporation's obligation under its standby commitment are not satisfied or waived prior to the time the Rights expire. In that case, we will extend the date the Rights expire and you will be able to change your decision. If we elect to withdraw or terminate the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Rights except to return, without interest, any subscription payments.

ABSENCE OF PUBLIC MARKET
FOR
THE RIGHTS; DETERMINATION
OF THE
SUBSCRIPTION PRICE            The Rights are a new issue of securities. There
                              currently is no public trading market for the Rights. We will apply to list the Rights on the New York Stock Exchange under the symbol "WFRRt."
                              We expect that you will be able to trade Rights until the close of business on the last trading day before the Rights Offering expires. We cannot assure you, however, that an active public trading market will develop or be maintained for the Rights. Moreover, we cannot assure you that the Rights will trade at any price.

                              A special committee of the Board of Directors set the Subscription Price at the average trading price per share of MEMC common stock during a period shortly before the date of the final prospectus. The Subscription Price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the Subscription Price as an indication of the value of the Company.

DILUTION Your ownership interest in MEMC was substantially diluted as a result of the private placement of shares to VEBA Corporation. If you are a stockholder and exercise your basic subscription privilege in full, you will restore your proportionate ownership interest in the Company to the same interest you had prior to the private placement to VEBA Corporation. If you exercise your over-subscription privilege and receive shares pursuant to the over-subscription privilege, you will increase your proportionate ownership interest in the Company. If you do not exercise your Rights, your proportionate interest in the Company will substantially decrease. If you do not exercise or sell your Rights you will lose any value inherent in the Rights.

                              After completion of the Rights Offering (and
                              assuming that optionholders do not exercise any stock options and that we do not issue any other shares of MEMC common stock), we will have
                              approximately                     shares of MEMC
                              common stock issued and outstanding. This compares to approximately 40,507,216 shares of MEMC common stock issued and outstanding as of September 30,
                              1998, and                     shares as of such
                              date on a pro forma basis giving effect to the private placement to VEBA Corporation.

EFFECT ON PRICE OF MEMC
COMMON STOCK OF FUTURE
SALES
OF SHARES                     The market price of MEMC common stock could be
                              adversely affected if stockholders were to sell a
                              large number of shares in the future. Of the
                              approximately                     shares of MEMC
                              common stock that will be issued and outstanding
                              upon completion of the Rights Offering,
                              approximately                     shares (assuming
                              all holders exercise their Rights) will be freely tradable immediately. The shares that will be owned by

                              VEBA Corporation (                    shares, if
                              no Rights holder other than VEBA Corporation exercises its Rights) are not freely transferable. VEBA Corporation may not sell its shares without registration under the Securities Act of 1933 unless an exemption from registration is available, such as under Rule 144. Under Rule 144, VEBA Corporation may sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of MEMC common stock and (2) the average weekly trading volume during the four calendar weeks preceding such sale.

                              We have granted to VEBA Corporation certain registration rights. These rights entitle VEBA Corporation, on up to three occasions, to require us to register under the Securities Act at least 25% of its shares (including the shares issued to VEBA Corporation in the private placement and under the standby commitment or otherwise purchased or acquired by VEBA Corporation) but subject to certain conditions and limitations. In addition, except in certain circumstances and subject to certain limitations, if we register any other shares of MEMC common stock for public sale under the Securities Act at any time, VEBA Corporation would have the right to include shares in the registration.

                              In addition, as of September 30, 1998 we have reserved 1,786,852 shares of MEMC common stock for issuance pursuant to the options granted under our Equity Incentive Plan. The shares issuable upon exercise of these options will generally be freely transferable upon exercise of the options.

VOLATILITY OF MEMC STOCK
PRICE Based on the trading history of MEMC common stock, we believe that certain factors cause the market price of MEMC common stock to fluctuate significantly. These factors include, without limitation, (1) quarterly fluctuations in our financial results, (2) announcements of technological innovations or new products by us or our competitors, (3) market conditions in the semiconductor industry, (4) market conditions in the silicon wafer industry, (5) developments in patent or other proprietary rights, (6) changes in our relationships with our customers, (7) any actual or perceived change in our relationship with VEBA AG and its affiliates, and (8) the size of the public float of MEMC common stock (which will depend, in part, on the number of shares of MEMC common stock purchased or acquired by Rights holders other than by VEBA Corporation in this Rights Offering). Technology company stocks in general have experienced extreme price and trading volume fluctuations that often have been unrelated to the operating performance of these companies. This market volatility may adversely affect the market price of MEMC common stock. In addition, if we suffer an actual or anticipated shortfall in net sales, gross margin or net earnings from security analysts' expectations, the trading price of MEMC common stock in any given period could decline.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements:

     - Statements set forth in this prospectus or in statements incorporated by reference from documents we filed with the SEC, including possible or assumed future results of our operations, including any statements contained herein or therein concerning: (1) the manner, timing and estimated savings of restructuring activities and the voluntary separation program; (2) the transfer of Spartanburg-based small diameter production activities to other existing locations; (3) product volume and pricing for the third quarter of 1998; (4) capital expenditures and research and development costs for 1998; (5) the Company's liquidity and profitability for the next twelve months; (6) excess capacity for future periods; (7) the resolution of any intellectual property infringement claims; (8) the continued support of VEBA AG; (9) the successful implementation of our Year 2000 initiatives; (10) an increase in interest expense on existing debt; and (11) the outcome of potential litigation;

     - any statements preceded by, followed by or that include the words "believes," "expects," "predicts," "anticipates," "intends," "estimates," "should," "may" or similar expressions; and

     - other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the demand for our silicon wafers; (2) utilization of manufacturing capacity; (3) demand for semiconductors generally; (4) changes in the pricing environment; (5) general economic conditions in the Asia Pacific region and Japan; (6) our competitors' actions;
(7) willingness of our customers to re-qualify Spartanburg-based production at our other locations; (8) the accuracy of our assumptions regarding savings from restructuring activities; (9) the status and effectiveness of our Year 2000 efforts; (10) changes in interest and exchange rates; and (11) the factors discussed above under "Risk Factors" beginning on page 12.

     You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent public accountants have not examined or compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                              RECENT DEVELOPMENTS

COST REDUCTION PLAN

     During the first half of 1998 we accelerated our cost reduction plan in response to the difficult industry environment.

     We decided to close our small-diameter wafer facility in Spartanburg, South Carolina and to withdraw from our joint venture participation in a small-diameter wafer facility in China. We did this because our customers have been operating their 8-inch fabrication lines in preference to their smaller diameter fabrication lines, reducing the demand for smaller diameter wafers. In addition, we believe that even when the semiconductor market begins to recover, we will have excess small diameter wafer capacity. We also decided not to construct a new 8-inch wafer facility in Malaysia due to the substantial excess capacity for these wafers.

     In addition, we implemented a voluntary separation program for our hourly and salaried U.S. employees. As a result of the actions described above and other initiatives, we are reducing our workforce by approximately 2,000 employees, or 25% compared to December 31, 1997.

     We estimate pre-tax savings from these restructuring activities and the voluntary separation plan to be approximately $60 million on an annualized basis. We expect approximately one-half of the annualized estimated savings to begin in the third quarter of 1998 as a result of the voluntary separation program. The remainder of the annualized savings relates to personnel and manufacturing costs. The time frame for achieving these savings will depend upon such factors as the transfer of the Spartanburg-based customer orders to our other wafer facilities and the willingness of these customers to re-qualify our other sites.

     We are also implementing a number of other cost cutting and savings initiatives:

     - We have initiated short-term plant shutdowns to better align production with the current lower level of demand;

     - We are accelerating the implementation of best practices worldwide and the development of new manufacturing technologies in order to reduce our processing costs;

     - We are implementing a plant focus program that limits the number of wafer diameters manufactured at each site;

     -  We have implemented aggressive spending cuts for all of our departments;

     -  We are obtaining price concessions from our vendors; and

     - We are performing a critical review of our capital spending and research and development requirements and reducing these planned investments where possible.

     We anticipate that we will reduce our capital expenditures in 1999 to a level at least 50% less than our capital expenditures in 1998.

     The statements above regarding expected future savings and cost reduction efforts are forward-looking statements. Actual results could differ materially from our expectations due to, among other things, the accuracy of assumptions regarding savings from restructuring activities. See "Cautionary Statement Regarding Forward-Looking Statements" on page 24 and "Risk Factors" beginning on page 12.

FINANCIAL RESTRUCTURING PLAN

     In order to address our capital requirements, we have initiated a financial restructuring that includes:

     -  this approximately $94 million Rights Offering;

     - the approximately $106 million of equity financing from VEBA Corporation pursuant to the private placement;

     - an additional $150 million of debt financing from VEBA AG and its affiliates ($50 million of which became available on June 30, 1998 and $100 million of which became available on September 23, 1998); and

     - an extension until 2001 of the maturities on all our outstanding debt maturing prior to January 1, 2001 with VEBA AG and its affiliates (but only in the event we have used our best efforts to obtain replacement financing on equivalent terms and have been unsuccessful).

     On                , 1998, we sold         shares of MEMC common stock to
VEBA Corporation at the Subscription Price for aggregate proceeds of approximately $106 million. Prior to the private placement to VEBA Corporation, VEBA Corporation owned approximately 53.1% of the outstanding shares. Our primary purpose for the sale to VEBA Corporation and the Rights Offering is to raise approximately $200 million of additional capital. We are proceeding with the Rights Offering to allow our stockholders (other than VEBA Corporation) an opportunity to restore their proportionate interest in the Company at the same price per share of common stock as was paid by VEBA Corporation.

     We sold MEMC common stock to VEBA Corporation before the Rights Offering in order to meet certain of our financial needs arising before the completion of the Rights Offering and to evidence VEBA Corporation's commitment to us. If Rights holders (other than VEBA Corporation) purchase all shares of MEMC common stock offered in the Rights Offering, VEBA Corporation will again own approximately 53.1% of the outstanding shares.

     As part of the agreement with VEBA AG and its affiliates to provide the additional debt financing and to extend the maturity dates of outstanding loans that mature prior to January 1, 2001 until their respective maturity date anniversaries in 2001, we have agreed to increase the interest rates payable by the Company on all of our existing debt to VEBA AG and its affiliates. On September 30, 1998, we had approximately $679.6 million of U.S. dollar and Japanese yen based loans outstanding with VEBA AG and its affiliates, including $50 million of the additional $150 million of debt financing. Prior to this restructuring, interest rates ranged from 2.1% to 7.6%. As part of the debt restructuring completed during the third quarter of 1998, our loans with VEBA AG and its affiliates have been repriced at interest rates reflecting the longer maturities and at interest rate spreads applicable to an average industrial borrower at a specified credit rating. As a result, our loans with VEBA AG and its affiliates now have interest rates ranging from 3.4% to 9.8%. These higher rates will cause our interest payments on these loans to increase by approximately $15 million per year, based on debt outstanding with VEBA AG and its affiliates as of September 30, 1998. In addition, for all existing loans that mature prior to January 1, 2001 and which maturities are extended by VEBA AG and its affiliates until 2001, the interest rates we must pay during the extension period will be adjusted to reflect the then-current interest rate spreads applicable to an average industrial borrower at a specified credit rating.

     We have also agreed to increase the annual commitment fee payable by us on the undrawn portion of these loans from 1/8 of one percent to 1/4 of one percent. Additionally, we have agreed that we will not allow any encumbrances, such as mortgages and security interests, to be placed on our properties.

     The additional $150 million of debt financing provided to us by VEBA AG and its affiliates is also priced at interest rate spreads applicable to an average industrial borrower at a specified credit rating. As of September 30, 1998, $50 million of this additional debt financing was outstanding.

OPTION ON PASADENA FACILITY

     In September 1998, we granted Tokuyama Corporation, Marubeni Corporation and Marubeni America Corporation an option to acquire a majority interest in MEMC Pasadena, Inc. Tokuyama is a Japanese polysilicon manufacturer and Marubeni is a Japanese trading company. MEMC Pasadena is our granular polysilicon subsidiary. In exchange for the option, Tokuyama and Marubeni made an option payment to us. The term of the option is two years, subject to a one year extension at the option of Tokuyama and Marubeni. If Tokuyama and Marubeni exercise their option, we will then negotiate the terms and conditions (including price) of the exercise with them based on the market value at that time. The entire option payment will be applied toward the ultimate purchase price. If Tokuyama and Marubeni do not exercise their option, then we will return one-half of the option payment to them. During the initial two year term of the option, Tokuyama and Marubeni have a right of first refusal over any transfer of MEMC Pasadena's granular polysilicon business. In addition, for two years, we cannot solicit offers from third parties for this business. In connection with the option, Tokuyama will provide technical assistance to MEMC Pasadena for two years (unless the option is earlier terminated by Tokuyama and Marubeni) to help improve the quality of MEMC Pasadena's granular polysilicon products.

BOARD OF DIRECTORS

     On August 12, 1998, Mr. Helmut Mamsch became Chairman of the Board and Dr. Hans Michael Gaul joined the Board of Directors. Mr. Mamsch has been a member of our Board of Directors since March 1998 and he replaced Dr. Erhard Meyer-Galow as Chairman of the Board. Dr. Meyer-Galow will remain a member of the Board of Directors through December 8, 1998. Mr. Mamsch is a member of the Board of Management of VEBA AG and recently assumed responsibility for VEBA AG's corporate strategy and development. Dr. Gaul is a member of the Board of Management of VEBA AG and serves as VEBA AG's Chief Financial Officer.

CHANGE OF PRINCIPAL STOCKHOLDER

     On September 30, 1998, Huls Corporation, our former principal stockholder, merged into its corporate parent, VEBA Corporation, in conjunction with the pending combination of VEBA AG's chemical subsidiary with Degussa AG, a publicly traded German chemical company. As a result, VEBA Corporation now owns the MEMC common stock previously owned by Huls Corporation. Immediately after the merger, VEBA Corporation owned 53.1% of MEMC common stock. As a result of the private
placement, VEBA Corporation now directly owns    % of MEMC common stock.

                                USE OF PROCEEDS

     We have received approximately $106 million from the private placement to VEBA Corporation. We will use the proceeds of the private placement to repay $75 million of debt under one of our revolving credit agreements with VEBA AG and
its affiliates. We will receive approximately $          upon completion of this
Rights Offering, after deducting Dealer Managers' fees and our other estimated offering expenses. We will use the proceeds from the Rights Offering and any remaining proceeds from the private placement to repay any remaining debt under our $100 million revolving credit agreement with VEBA AG and its affiliates. At September 30, 1998, no amounts had been borrowed under that agreement. The interest rate under this agreement will be based upon a specified credit rating for an average industrial borrower. Any debt under that agreement will be used to fund capital expenditures and operating losses. The remaining net proceeds will be used for general corporate purposes. We expect to reborrow additional amounts under the revolving credit agreements that are repaid from the proceeds of the private placement and the Rights Offering for general corporate purposes. Our ability to reborrow will be subject to customary conditions.

     Pending their ultimate application, we may deposit the remainder of the net proceeds with VEBA AG or one of its affiliates and receive a market rate of interest on the funds deposited. Alternatively, pending their ultimate application, we may invest the net proceeds in interest or non-interest bearing accounts or short-term government obligations, interest-bearing securities, money market instruments or certificates of deposit.

                                DIVIDEND POLICY

     We are presently not paying dividends on MEMC common stock. We plan to retain all net earnings, if any, to fund the development of our business. We do not presently plan to pay dividends on MEMC common stock for the foreseeable future. Our Board of Directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend upon our profitability, financial condition, cash requirements, future prospects, general business conditions, the terms of any of our debt agreements and other factors our Board of Directors believes are relevant.

                          PRICE RANGE OF COMMON STOCK

     You can find MEMC common stock traded on the NYSE under the symbol "WFR." The following table shows the high and low sales prices of MEMC common stock over recent periods.

                                                                HIGH    LOW
                                                                ----    ---
Year Ended December 31, 1996
  First Quarter.............................................    $37 1/4 $26 1/2
  Second Quarter............................................     55      36 1/4
  Third Quarter.............................................     40 5/8  20 1/4
  Fourth Quarter............................................     28 1/2  16 3/4
Year Ended December 31, 1997
  First Quarter.............................................     29 3/4  22 1/4
  Second Quarter............................................     38 1/4  22 7/8
  Third Quarter.............................................     38 7/8  25 5/8
  Fourth Quarter............................................     30      14 7/16
Year Ending December 31, 1998
  First Quarter.............................................     18 3/4  14 1/2
  Second Quarter............................................     16 7/16   9 1/4
  Third Quarter.............................................     10 13/16   2 15/16
  Fourth Quarter (through October 21, 1998).................      8 3/4   2 15/16

     On September 30, 1998, we had 789 record stockholders. MEMC common stock's price closed at $7 7/8 on October 21, 1998, the last full trading day before we publicly announced the Rights Offering.

                                 CAPITALIZATION

     The following table shows our short-term debt and capitalization as of June 30, 1998. The table also shows our short-term debt and capitalization as adjusted for the Rights Offering and the private placement to VEBA Corporation and our use of the net proceeds from the Rights Offering and the private placement.

                                                                     JUNE 30, 1998
                                                              ---------------------------
                                                                ACTUAL        AS ADJUSTED
                                                              ----------      -----------
                                                                    (IN THOUSANDS)
Debt:
  Short-term debt to related parties........................  $   75,503      $
  Short-term debt to third parties..........................      33,651
                                                              ----------      ----------
     Total short-term debt (including current maturities of
      long-term debt).......................................  $  109,154      $
                                                              ==========      ==========
  Long-term debt to related parties.........................  $  553,720
  Long-term debt to third parties...........................     116,160
                                                              ----------      ----------
     Total long-term debt (excluding current maturities)....  $  669,880
                                                              ----------      ----------
Minority interests..........................................      56,027
                                                              ----------      ----------
Stockholders' equity:
  Preferred stock, $.01 par value: 50,000,000 shares
     authorized, none issued and outstanding
  Common stock, $.01 par value: 200,000,000 shares
     authorized, 41,440,369 shares issued and outstanding
     (actual) and                shares issued and
     outstanding (as adjusted)(1)...........................         414
  Additional paid-in capital................................     574,317
  Accumulated deficit.......................................     (11,997)
  Accumulated other comprehensive loss......................     (43,874)
  Unearned restricted stock awards..........................        (318)
  Treasury stock, at cost: 929,205 shares...................     (17,020)
                                                              ----------      ----------
     Total stockholders' equity.............................     501,522
                                                              ----------      ----------
     Total capitalization...................................  $1,227,429
                                                              ==========      ==========

---------------

(1) Excludes 1,795,864 shares of MEMC common stock issuable upon exercise of employee stock options as of June 30, 1998 and 1,353,994 shares available for future grant under our Equity Incentive Plan.

                              THE RIGHTS OFFERING

THE RIGHTS

     On           , 1998, as a holder of MEMC common stock, you will receive, at
no charge,           transferable subscription Rights for each share of MEMC
common stock you own. We will distribute the Rights to you only if you are a record holder of MEMC common stock on the Record Date, which is 5:00 p.m., New
York City time, on           , 1998. We will round up, to the nearest whole
number, the number of Rights we distribute to each stockholder.

     If you hold your shares in a brokerage account or by a custodian bank, you will not receive a Rights Certificate, and your Rights must be exercised through the broker or custodian bank. The following describes the Rights Offering in general and assumes (unless specifically provided otherwise) that you are a record holder of MEMC common stock. If you hold your shares in a brokerage account or by a custodian bank, please contact your broker or custodian bank to participate in the Rights Offering.

     If you hold your shares directly, you will receive a transferable Rights Certificate. As a holder of Rights you will be entitled to two subscription privileges: (1) a basic subscription privilege and (2) an over-subscription privilege. These privileges are described below.

     We will not issue fractional Rights, but rather will round up any fractional Rights to the nearest whole Right. For example, if you own 100 shares
of MEMC common stock, you will receive           Rights, instead of
Rights you would have received without rounding.

     Your purchase of shares of MEMC common stock pursuant to the Rights Offering is not conditioned upon the subscription of any minimum number of shares by you and the other holders of the Rights.

     Although we will not distribute Rights to VEBA Corporation, VEBA Corporation has agreed to purchase any shares which are not purchased by other stockholders in the Rights Offering, subject to certain conditions that are customary in a firm commitment underwriting. See "-- Standby Agreement" on page 32.

     BEFORE EXERCISING OR SELLING ANY RIGHTS, YOU SHOULD READ THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 12 CAREFULLY.

SUBSCRIPTION PRICE

     To exercise your Rights, you must pay the Subscription Price of $ per share of MEMC common stock, payable in cash. We cannot assure you that the MEMC common stock will trade at prices equal to or greater than the Subscription Price. Nor can we assure you that, following the issuance of the shares, you will be able to sell your shares of MEMC common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

EXPIRATION DATE

     You may exercise the basic subscription privilege and the over-subscription
privilege at any time before 5:00 p.m., New York City time, on           , 1998.
We may extend the time for exercising the Rights. If you do not exercise your Rights before the time they expire, then your Rights will be null and void. We will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents relating to your exercise after the time they expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

     We will not extend the date the Rights expire beyond           , 1999,
unless our Board of Directors believes that a material event has occurred and we need more time to disclose adequately to you the information about the event.

     If we terminate the Rights Offering, we will promptly return all of your subscription payments to you, without interest or deduction.

     If we elect to extend the date the Rights expire, we will issue a press release announcing the extension before the first New York Stock Exchange trading day after the most recently announced expiration date. If we extend the date the Rights will expire by more than 14 calendar days, we will send prompt written notice of the extension to you and all Rights holders of record. See "-- Amendments and Termination" on page 37.

SUBSCRIPTION PRIVILEGES

     Your Rights entitle you to (1) the basic subscription privilege and (2) the over-subscription privilege.

     Basic Subscription Privilege. With the basic subscription privilege, you may purchase one share of the MEMC common stock per Right, upon delivery of the
required documents and payment the Subscription Price of $          per share,
before the time the Rights expire. You are not required to exercise all of your Rights unless you wish to purchase shares under your over-subscription privilege described below.

     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of MEMC common stock, upon delivery of the required documents and payment of the Subscription Price of
$          per share before the time the Rights expire, if (1) you exercised your basic subscription privilege in full and (2) other holders of Rights do not exercise their basic subscription privileges in full.

     If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means in proportion to the number of shares you and the other holders have purchased pursuant to the exercise of the basic subscription privilege. If there is a pro rata distribution of the remaining shares and the pro ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege.

     You may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted Rights for shares of MEMC common stock you own (1) individually and (2) collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the Rights you own individually, but not with respect to Rights you own collectively with your spouse, you only need to exercise your basic subscription right with respect to your individually owned Rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of the Rights Certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of the Common Stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own your shares of MEMC common stock through your bank, broker or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the Subscription Agent:

     (1)   the number of shares held on the Record Date on your behalf;

     (2) the number of Rights you exercised under your basic subscription privilege;

     (3) that your entire basic subscription privilege held in the same capacity has been exercised in full; and

     (4) the number of shares of Common Stock you subscribed for pursuant to the over-subscription privilege.

     Your nominee holder must also disclose to us certain other information received from you.

PRINCIPAL STOCKHOLDER

     As of the Record Date, VEBA Corporation beneficially owned approximately
        shares of the outstanding MEMC common stock (     % of the outstanding
shares). VEBA Corporation is a subsidiary of VEBA AG and its subsidiaries.

STOCK SALE TO VEBA CORPORATION

     On                , 1998, we sold         shares of MEMC common stock to
VEBA Corporation at the Subscription Price for aggregate proceeds of approximately $106 million. The sale to VEBA Corporation increased its percentage ownership from approximately 53.1%
to    % of the outstanding shares. We are proceeding with the Rights Offering to allow our stockholders (other than VEBA Corporation) an opportunity to restore their proportionate interest in the Company at the same price per share of common stock as was paid by VEBA Corporation. Our primary purpose for the sale to VEBA Corporation and the Rights Offering is to raise approximately $200 million of additional capital.

     We sold MEMC common stock to VEBA Corporation before the Rights Offering in order to meet certain of our financial needs arising before the completion of the Rights Offering and to evidence VEBA Corporation's commitment to the Company. If Rights holders (other than VEBA Corporation) purchase all shares of MEMC common stock offered in the Rights Offering, VEBA Corporation will again own approximately 53.1% of the outstanding shares.

STANDBY AGREEMENT

     Although we will not distribute any Rights to VEBA Corporation, VEBA Corporation has agreed to purchase at the Subscription Price all shares of MEMC common stock not purchased by Rights holders in the Rights Offering. This commitment is subject to certain conditions that are customary in a firm commitment underwriting, including an absence of a material adverse change in our business. The number of shares VEBA Corporation purchases will be determined after all Rights holders exercise their basic subscription and over-subscription privileges. VEBA Corporation will pay for the shares of MEMC common stock it purchases under the standby agreement on or after the date the Rights expire. If VEBA Corporation purchases any Rights, it will not exercise its over-subscription privilege with respect to those Rights.

     Assuming no other holders exercise their Rights and VEBA Corporation purchases all unsubscribed shares of MEMC common stock offered hereby, VEBA
Corporation will own approximately      % of the MEMC common stock issued and
outstanding after the Rights Offering, based on the number of shares purchased by VEBA Corporation in the private placement and the number of shares of MEMC common stock outstanding as of September 30, 1998.

EXERCISE OF RIGHTS

     You may exercise your Rights by delivering the following to the Subscription Agent at or before the time the Rights expire:

     - Your properly completed and executed Rights Certificate evidencing those Rights with any required signature guarantees; and

     - Your payment in full of the Subscription Price for each share of MEMC common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege.

     Your payment of the Subscription Price must be made by either:

     - Check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to Harris Trust & Savings Bank, as Subscription Agent; or

     -  Wire transfer of immediately available funds to the account maintained
        by the Subscription Agent for such purpose at           , ABA No.      ,
        Account No.           (marked: "MEMC Electronic Materials, Inc.
        Subscription").

     Your payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon:

     -  Clearance of any uncertified check;

     - Receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

     - Receipt of collected funds in the Subscription Agent's account designated above.

     YOU SHOULD NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. IF YOU WISH TO PAY THE SUBSCRIPTION PRICE BY AN UNCERTIFIED PERSONAL CHECK, WE URGE YOU TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE TIME THE RIGHTS EXPIRE TO ENSURE THAT YOUR PAYMENT IS RECEIVED AND CLEARS BY THAT TIME. WE URGE YOU TO CONSIDER USING A CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS TO AVOID MISSING THE OPPORTUNITY TO EXERCISE YOUR RIGHTS.

     You should deliver the Rights Certificate and payment of the Subscription Price, as well as any Nominee Holder Certifications, Notices of Guaranteed Delivery and DTC Participant Over-subscription Forms,

     IF BY MAIL TO:
     Harris Trust and Savings Bank
     c/o Harris Trust Company of New York
     P.O. Box 1010
     New York, New York 10268-1010

     IF BY HAND DELIVERY TO:
     Harris Trust and Savings Bank
     c/o Harris Trust Company of New York
     Wall Street Plaza
     88 Pine Street, 19th Floor
     New York, New York 10005

     IF BY OVERNIGHT COURIER TO:
     Harris Trust and Savings Bank
     c/o Harris Trust Company of New York
     Wall Street Plaza
     88 Pine Street, 19th Floor
     New York, New York 10005

     You may call the Subscription Agent at (800) 245-7630.

     If you do not indicate the number of Rights being exercised, or do not forward full payment of the aggregate Subscription Price for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment you delivered to the Subscription Agent. If your aggregate Subscription Price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the over-subscription privilege to purchase the maximum number of Shares with your overpayment. If we do not apply your full Subscription Price payment to your purchase of shares of MEMC common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the date the Rights expire.

     If you subscribe for fewer than all of the shares of MEMC common stock represented by your Rights Certificate, you may, under certain circumstances, either (1) direct the Subscription Agent to attempt to sell your remaining Rights, or (2) receive from the Subscription Agent a new Rights Certificate representing the unused Rights. See "-- Method of Transferring Rights" beginning on page 35.

     The Subscription Agent will hold your payment of the Subscription Price in a segregated account with other payments received from holders of Rights until we issue to you your shares of MEMC common stock.

     If you exercised your over-subscription privilege and are allocated less than all of the shares of MEMC common stock for which you wished to subscribe, the excess funds you paid for shares of MEMC common stock that are not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date of the Rights.

     Your signature on each Rights Certificate must be guaranteed by an Eligible Institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States), subject to standards and procedures adopted by the Subscription Agent, unless

     - Your Rights Certificate provides that the shares of the MEMC common stock you subscribed for are to be delivered to you; or

     -  You are an Eligible Institution.

     If you are a broker, a trustee or a depositary for securities who holds shares of MEMC common stock for the account of others (a "Nominee Record Date Holder"), you should notify the respective beneficial owners of such shares of the Rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the Rights, as set forth in the instructions distributed by Nominee Record Date Holders to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Rights Certificates and, in the case of the over-subscription privilege, the related Nominee Holder Certification, and submit them to the Subscription Agent with the proper payment.

     If you are a beneficial owner of shares of MEMC common stock or Rights that you hold through a Nominee Record Date Holder, you should contact the Nominee Record Date Holder and request the Nominee Record Date Holder to effect transactions in accordance with your instructions.

     You should read and follow the instructions accompanying the Rights Certificates carefully. If you want to exercise your Rights, you must send your Rights Certificates to the Subscription Agent. YOU SHOULD NOT SEND THE RIGHTS CERTIFICATES TO THE COMPANY.

     YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT. IF YOU SEND THE RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE BY MAIL, WE RECOMMEND THAT YOU SEND THEM BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. YOU SHOULD ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE TIME THE RIGHTS EXPIRE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of Rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your Rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time we decide, in our sole discretion.

     Neither we nor the Subscription Agent will be under any duty to notify you of a defect or irregularity. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form. We will also not accept your exercise of Rights if our issuance of shares of MEMC common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" on page 38.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your Rights, but you do not have sufficient time to deliver the Rights Certificates evidencing your Rights to the Subscription Agent on or before the time the Rights expire, you may exercise your Rights by the following guaranteed delivery procedures:

     - Make your payment in full of the Subscription Price for each share of MEMC common stock being subscribed for pursuant to the basic subscription privilege and the over-subscription privilege to be received (in the manner set forth in "--Exercise of Rights" beginning on page 32) to the Subscription Agent on or before the time the Rights expire;

     - Deliver a Notice of Guaranteed Delivery to the Subscription Agent at or before the time the Rights expire; and

     - Deliver the properly completed Rights Certificate evidencing the Rights being exercised (and, if applicable for a nominee holder, the related Nominee Holder Certification), with any required signatures guaranteed, to the Subscription Agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery was delivered to the Subscription Agent.

     Your Notice of Guaranteed Delivery must be substantially in the form provided with the Instructions as to Use of Rights Certificates distributed to you with your Rights Certificate. Your Notice of Guaranteed Delivery must come from an Eligible Institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States). In your Notice of Guaranteed Delivery you must state:

     -  Your name;

     - The number of Rights represented by your Rights Certificates, the number of shares of MEMC common stock you are subscribing for pursuant to the basic subscription privilege and the number of the shares of MEMC common stock, if any, you are subscribing for pursuant to the over-subscription privilege; and

     - Your guarantee that you will deliver to the Subscription Agent any Rights Certificates evidencing the Rights you are exercising within three New York Stock Exchange trading days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

     You may deliver the Notice of Guaranteed Delivery to the Subscription Agent in the same manner as the Rights Certificate at the addresses set forth in
"-- Exercise of Rights" beginning on page 32. You may also transmit the Notice of Guaranteed Delivery to the Subscription Agent by telegram or facsimile
transmission (telecopier no.          ). To confirm facsimile deliveries, you
may call           .

     The Subscription Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call the Subscription Agent at (800) 245-7630 to request any copies of the form of Notice of Guaranteed Delivery.

SUBSCRIPTION AGENT

     We have appointed Harris Trust & Savings Bank as Subscription Agent for the Rights Offering. We will pay the fees and expenses of the Subscription Agent. We also have agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights Offering.

QUESTIONS ABOUT EXERCISING RIGHTS

     You may direct any questions or requests for assistance concerning the method of exercising your Rights, additional copies of this Prospectus, the Instructions, the Nominee Holder Certification, the Notice of Guaranteed Delivery or other subscription documents referred to herein, to the Information Agent at the following telephone number and address.

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, NY 10022
    (212) 754-8000
    Toll Free (800) 566-9061
    Banks and Brokerage Firms
    Please call (800) 662-5200

NO REVOCATION

     Once you have exercised your basic subscription privilege and/or over-subscription privilege, you may not revoke your exercise, unless the conditions to VEBA Corporation's obligation to purchase all of the shares not purchased by other Rights holders in this Rights Offering are not satisfied or waived before the time the Rights expire. In that case, you will be able to change your decision and we may extend the date the Rights expire.

FRACTIONAL SHARES

     We will not issue any fractional shares of MEMC common stock. You may not exercise a Right in part.

METHOD OF TRANSFERRING RIGHTS

     We expect that the Rights will be listed on the New York Stock Exchange under the symbol "WFRRt." Additionally, we expect that Rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the date the Rights expire. However, there has been no prior public market for the Rights. We cannot assure you that a trading market for the Rights will develop or, if a market develops, that the market will remain available throughout the subscription period. Additionally, we cannot assure you of the price at which the Rights will trade, if at all.

     You may transfer Rights in whole by endorsing the Rights Certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your Rights Certificate. If you wish to transfer only a portion of the Rights (but not fractional Rights), you should deliver your properly endorsed Rights Certificate to the Subscription Agent. With your Rights Certificate, you should include instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Rights Certificate to the transferee evidencing such transferred Rights). The Subscription Agent will send you a new Rights Certificate evidencing the balance of the Rights issued to you, but not transferred to the transferee. You may also instruct the Subscription Agent to send the Rights Certificate to one or more additional transferees. If you do not wish to receive your remaining Rights, you may instruct the Subscription Agent to sell your Rights for you as described below.

     You may also sell the Rights, in whole or in part (but not fractional Rights), through the Subscription Agent. If you wish to have the Subscription Agent try to sell your Rights, you must deliver your properly executed Rights Certificate, with appropriate instructions, to the Subscription Agent. If you want the Subscription Agent to try to sell only a portion of your Rights, you must send the Subscription Agent instructions setting forth what you would like done with the Rights, along with your Rights Certificate.

     If the Subscription Agent sells Rights for you, the Subscription Agent will send you a check for the net proceeds from the sale of any of your Rights as soon as possible after the date the Rights expire. If your Rights can be sold, the sale will be deemed to have been made at the weighted average sale price of all Rights sold by the Subscription Agent, less the pro rata portion of any applicable brokerage commissions, taxes and other expenses. We will pay the fees charged by the Subscription Agent for making your sale. We cannot assure you, however, that a market will develop for the Rights or that the Subscription Agent will be able to sell your Rights.

     You must have your order to sell your Rights to the Subscription Agent
before 11:00 a.m., New York City time, on           , 1998, the fifth business
day before the date the Rights expire. If less than all sales orders received by the Subscription Agent are filled, the Subscription Agent will prorate the sales proceeds among you and the other holders based upon the number of Rights each holder has instructed the Subscription Agent to sell during such period, irrespective of when during such period the instructions are received by the Subscription Agent. The Subscription Agent is required to sell your Rights only if it is able to find buyers. If the Subscription Agent cannot sell your Rights
by 5:00 p.m. New York City time, on           , 1998, the third business day
prior to the dates the Rights expire, the Subscription Agent will return your Rights Certificate promptly by mail to you.

     If you wish to transfer your Rights to any person other than a bank or broker, the signatures on your Rights Certificate must be guaranteed by an Eligible Institution.

     If you wish to transfer all or a portion of your Rights (but not fractional Rights), you should allow a sufficient amount of time prior to the time the Rights expire for the Subscription Agent to:

     -  Receive and process your transfer instructions; and

     - Issue and transmit a new Rights Certificate to your transferee or transferees with respect to transferred Rights, and to you with respect to Rights you retained, if any.

     You should also allow two to ten business days for your transferee to exercise or sell the Rights evidenced by such new Rights Certificates. The amount of time needed by your transferee to exercise or sell its Rights depends upon the method by which the transferee delivers the Rights Certificates, the method of payment made by the transferee, and the number of transactions which the holder instructs the Subscription Agent to effect. Neither the Company nor the Subscription Agent will be liable to a transferee or transferor of Rights if Rights Certificates or any other required documents are not received in time for exercise or sale prior to the time the Rights expire.

     You will receive a new Rights Certificate upon a partial exercise or sale of Rights only if the Subscription Agent receives your properly endorsed Rights Certificate no later than 5:00 p.m., New York City time, five business days before the date the Rights expire. The Subscription Agent will not issue a new Rights Certificate if your Rights Certificate is received after that time and date. If your instructions and Rights Certificate are not received by the Subscription Agent by that time and date, you will lose your power to sell or exercise your remaining Rights.

     If the Rights have ceased trading on a when-issued basis, the Subscription Agent will send you a new Rights Certificate by first class mail if the

Subscription Agent receives your properly completed Rights Certificate by 5:00 p.m., New York City time, on the seventh business day before the date the Rights expire. Unless you make other arrangements with the Subscription Agent, a new Rights Certificate issued to you after 5:00 p.m., New York City time, five business days before the date the Rights expire will be held for pick-up by you at the Subscription Agent's hand delivery address provided herein. You bear the responsibility for all newly issued Rights Certificates.

     Except for fees charged by the Subscription Agent (which will be paid by us), you are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your Rights. Any amounts you owe will be deducted from your account.

     IF YOU DO NOT EXERCISE YOUR RIGHTS BEFORE THE SPECIFIED EXPIRATION TIME, YOUR RIGHTS WILL EXPIRE AND WILL NO LONGER BE EXERCISABLE.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that the Rights will be eligible for transfer through, and that your exercise of your basic subscription privilege (but not your over-subscription privilege) may be made through, the facilities of The Depository Trust Company ("DTC"). If your Rights are exercised as part of the basic subscription privilege through DTC we refer to them as "DTC Exercised Rights." If you hold DTC Exercised Rights, you may exercise your over-subscription privilege by (1) properly executing and delivering to the Subscription Agent, at or prior to the time the Rights expire, a DTC Participant Over-subscription Exercise Form and a Nominee Holder Certification, and (2) make payment of the appropriate Subscription Price for the number of shares of MEMC common stock for which your over-subscription privilege is to be exercised. Please call the
Subscription Agent at           to obtain copies of the DTC Participant
Over-subscription Exercise Form and the Nominee Holder Certification.

DETERMINATION OF SUBSCRIPTION PRICE

     A special committee of our Board of Directors set the Subscription Price at
an average trading price of MEMC common stock from        , 1998 to,
1998. We sold shares to VEBA Corporation on        , 1998 at the Subscription
Price. In approving the Subscription Price, the special committee considered a number of factors, including advice provided by the Dealer Managers with respect to the size, pricing and structure of the private placement to VEBA Corporation and the Rights Offering and the results of analyses performed by the Dealer Managers to assist us in determining the appropriate and desirable pricing terms for the private placement to VEBA Corporation and the Rights Offering. The special committee also considered additional factors, such as the alternatives available to us for raising capital, the market price of MEMC common stock, the pro rata nature of the private placement to VEBA Corporation and the Rights Offering, the pricing of similar transactions, our business prospects and the general condition of the securities markets. See "Plan of Distribution" beginning on page 55.

AMENDMENTS AND TERMINATION

     We may extend the Rights Offering and the period for exercising your Rights. However, we will not extend the Rights Offering or exercise period
beyond                , 1999. We may amend the terms of the Rights Offering or
withdraw or terminate the Rights Offering at any time prior to the Expiration Time.

NO RECOMMENDATIONS TO RIGHTS HOLDERS

     We are not making any recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment of your best interests. None of our Board of Directors, the special committee, our officers, the Dealer Managers or any other person are making any recommendations as to whether or not you should exercise your Rights.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

     We will not mail Rights Certificates to Record Date holders or to subsequent transferees whose addresses are outside the United States or who have an APO or FPO address. Instead, we will have the Subscription Agent hold such Rights Certificates for such holders' accounts. To exercise their Rights, such holders must notify the Subscription Agent prior to 11:00 a.m., New York City
time, on           , 1998, three business days prior to the date the Rights
expire, and must establish to the satisfaction of the Subscription Agent that such exercise is permitted under applicable law. If such holder does not notify the

Subscription Agent and provide acceptable instructions to the Subscription Agent by such time (if no contrary instructions have been received), the Rights will be sold, subject to the Subscription Agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all Rights sold by the Subscription Agent. See "- Method of Transferring Rights" beginning on page 35. If the Rights can be sold, a check for the proceeds from the sale of any Rights, less a pro rata portion of any applicable brokerage commissions, taxes and other expenses, will be remitted to such holders by mail. The proceeds, if any, resulting from sales of Rights pursuant to the basic subscription privilege of holders whose addresses are not known by the Subscription Agent or to whom delivery cannot be made will be held in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the date the Rights expire will be turned over to the Company.

REGULATORY LIMITATION

     We will not be required to issue shares of MEMC common stock pursuant to the Rights Offering to you if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the Rights expire, you have not obtained such clearance or approval.

ISSUANCE OF COMMON STOCK

     The Subscription Agent will issue to you certificates representing shares of MEMC common stock you purchase pursuant to the Rights Offering as soon as practicable after the time the Rights expire.

     Your payment of the Subscription Price will be retained by the Subscription Agent, and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the Subscription Agent, regardless of whether such funds are applied to the Subscription Price or returned to the you. You will have no rights as a stockholder of the Company with respect to shares of MEMC common stock subscribed for until certificates representing such shares are issued to you. Unless otherwise instructed in the Rights Certificates, your certificates for shares issued pursuant to your exercise of Rights will be registered in your name.

     If the Rights Offering is not completed for any reason, the Subscription Agent will promptly return, without interest, all funds received by it.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming we issue all of the shares of MEMC common stock offered in the
Rights Offering, approximately           shares of MEMC common stock will be
issued and outstanding. Based on the number of shares purchased by VEBA
Corporation in the private placement and the             shares of MEMC common
stock outstanding as of September 30, 1998, our issuance of shares in the Rights
Offering would result (on a pro forma basis as of today) in a             %
increase in the number of outstanding shares of MEMC common stock.

OTHER MATTERS

     We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase MEMC common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the Rights Offering. However, we may decide, in our sole discretion, not to modify the terms of the Rights Offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the Rights Offering.

                                    BUSINESS

GENERAL

     MEMC is a leading worldwide producer of silicon wafers. The silicon wafer is the fundamental building block from which almost all semiconductors are manufactured. Semiconductors are used in virtually all electronic applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. We operate manufacturing facilities, directly or through joint ventures, in Italy, Japan, Malaysia, South Korea, Taiwan, and the United States. We sell silicon wafers to most of the world's largest manufacturers of semiconductors. We are the leading worldwide supplier of silicon wafers outside of Japan and the only significant non-Japanese silicon wafer manufacturer with manufacturing and research facilities in Japan.

INDUSTRY OVERVIEW

     Almost all semiconductors are manufactured from silicon wafers and thus the strength of the silicon wafer industry is highly correlated to the performance of the semiconductor industry. Although there are over two hundred semiconductor manufacturers worldwide, we believe that the top twenty semiconductor manufacturers accounted for over 70% of all semiconductor revenues in 1997. We also believe that of the approximately 24 silicon wafer manufacturers in the world today, six principal manufacturers, including ourselves, supply a substantial majority of the wafers used by the major semiconductor manufacturers.

Semiconductor Industry

     The semiconductor industry historically has been a high growth cyclical industry. Worldwide, the industry grew at a compound annual growth rate of 16.2% from $24.3 billion in revenues in 1985 to $147.2 billion in revenues in 1997, according to Dataquest estimates. Continuous improvements in semiconductor process and design technologies, semiconductor fabrication equipment and silicon wafers have allowed semiconductor manufacturers to produce more complex, higher performance and more reliable devices at a lower cost per device. The result has been a large proliferation of uses for semiconductors and historically rapid growth in semiconductor revenue.

     Despite the semiconductor industry's history of significant growth, semiconductor revenues declined by 6.3% in 1996 and grew by only 3.6% in 1997, according to Dataquest estimates. This slowdown has been attributed to excess capacity and resultant price erosion, especially for DRAM (commonly used computer memory chips). This downturn has been extended into 1998 due to continued overcapacity and the weak economic conditions in the Asia Pacific and Japanese markets. Dataquest and other industry sources have forecasted that semiconductor industry revenues will be down 5.9% to 13.0% in 1998.

     Throughout this downturn, semiconductor manufacturers have been exerting significant price pressure on their raw material suppliers, including silicon wafer manufacturers. Semiconductor manufacturers have also accelerated the speed at which they have reduced their device linewidths in an effort to reduce costs. The reduction in linewidths results in a requirement for less silicon per device. Additionally, the semiconductor industry has recently experienced significant restructuring and consolidation activities.

     Semiconductor manufacturers greatly reduced their capital spending beginning in late 1997 and throughout 1998. This reduced capital spending has limited additions to capacity.

Silicon Wafer Industry

     The silicon wafer industry historically has been a high growth cyclical industry correlated to the growth of the semiconductor industry. Worldwide, the industry grew at a compound annual growth rate of 10.8% from 1.2 billion square inches in 1985 to 4.0 billion square inches in 1997, according to Dataquest estimates. From 1993 through the first half of 1996 the industry was characterized by excess demand and wafer shortages. Due to these shortages and anticipated future demand, wafer manufacturers quickly added capacity, especially for 8-inch wafers, the predominant wafer used in the industry today and the wafer diameter anticipated to have the most significant growth over the next several years. This growth rate declined significantly in late 1996.

     The silicon wafer industry slowdown, which began in late 1996, has left the industry in a state of overcapacity. Price declines have resulted from this overcapacity. Moreover, the weakness of the Japanese yen and Deutsche mark have allowed Japanese and German competitors to offer lower dollar based pricing. The price declines have been greatest for 8-inch wafers where the highest overcapacity exists. According to Dataquest, the industry saw the growth rate in silicon wafer consumption decline to 7.1% in 1997. Dataquest and another industry source have forecasted that silicon wafer consumption will be flat to a decline of 4.2% in 1998.

     Major silicon wafer manufacturers, including the Company, invested in 12-inch wafer manufacturing capacity in anticipation that the semiconductor industry would migrate to this larger diameter wafer. However, in 1998, the industry experienced a softening semiconductor market and successful implementation of thinner device linewidths on the current diameters. This resulted in industry recognition that the transition to 12-inch wafers would be delayed. The new transition timing requires 12-inch wafer characteristics to be even more advanced at the time they are introduced for production of integrated circuits.

     The leading semiconductor manufacturers organized and funded two industry consortia for the purpose of evaluating 12-inch equipment and materials. These consortia, International Sematech in Austin, Texas, and SELETE in Japan, heavily influenced the 12-inch market during 1998. While the primary use of 12-inch wafers in 1999 will continue to be for semiconductor device process and tool development, the Company expects to also ship samples of 12-inch prime polished and epitaxial wafers.

PRODUCTS

     Our silicon wafers vary in diameter, surface features (polished or epitaxial), composition, electrical properties and method of manufacture. Our silicon wafers are manufactured according to the exacting specifications required by our customers; we currently produce wafers with a variety of product features satisfying more than 1,000 unique product specifications. Semiconductor manufacturers require wafers of larger diameter and more stringent technical specifications in order to produce increasingly complex semiconductor devices such as the larger megabit memory chips and microprocessors.

     Our customers have increased their focus on efficient semiconductor production processes because their manufacturing processes for semiconductor devices have become more expensive. Our customers make many semiconductor devices, or chips, from the same wafer, and all chips from a particular wafer are manufactured and processed simultaneously at each stage in the device manufacturing process. Because of this, larger-sized wafers allow for a greater throughput from the same semiconductor manufacturing process and allow semiconductor manufacturers to spread their fixed costs of production over a larger volume of finished products. For example, a 6-inch (150 millimeter) wafer has a surface area of approximately 27.4 square inches, whereas an 8-inch (200 millimeter) wafer has a surface area of approximately 48.7 square inches. Thus, the 8-inch wafer is approximately 78% more surface area than the 6-inch wafer. A 12-inch (300 millimeter) wafer has a surface area of approximately 109.6 square inches or approximately 125% more surface area than an 8-inch wafer. Despite the industry's focus on 6-inch and larger diameter wafers, we continue to manufacture and sell a significant amount of 4-inch (100 millimeter) and 5-inch (125 millimeter) wafers.

     We manufacture wafers in sizes ranging from 4 inches to 8 inches in diameter as well as a limited number of pilot development 12-inch diameter wafers from our pilot development lines. Customers use the larger diameter wafers in more sophisticated applications where semiconductor manufacturers benefit from the increased efficiencies and greater number of available die per wafer.

     Our silicon wafers fall into one of three general types:

Prime Polished Wafers

     Our principal product is the prime polished wafer, which is a highly refined, pure silicon wafer with an ultraflat and ultraclean surface. We put prime polished wafers through a sophisticated chemical-mechanical polishing process that removes defects and leaves an extremely smooth surface. This makes the wafers suitable for the advanced technologies used by the Company's customers. Our customers use prime polished wafers in a broad range of applications for integrated circuit devices.

Epitaxial Wafers

     Customers have forced semiconductor manufacturers to use smaller and smaller device features in order to incorporate more complex functionality in the integrated circuit. Smaller devices also improve performance and control power consumption and heat production. We manufacture epitaxial wafers to serve the technological demands of our customers that manufacture advanced semiconductors.

     Epitaxial wafers consist of a thin, single-crystal silicon layer grown on the polished surface of the silicon wafer. The wafer is designed to have different composition and electrical properties from the epitaxial layer on the wafer surface. The wafer, among other things, helps to improve isolation between circuit elements our customers fabricate on the silicon film surface of the wafer. One result of such smaller devices is the requirement that the distance between circuit elements becomes increasingly narrow. The industry refers to the distance between circuit elements as line widths. A critical aspect in the construction of any integrated circuit device is the isolation of these different elements that comprise the integrated circuit device. Without sufficient isolation of the various elements, the elements could communicate electrically with each other, which could ruin the device. Epitaxial wafers provide improved isolation and allow for increased reliability of the finished semiconductor device, greater efficiencies during the semiconductor manufacturing process, and ultimately more complex integrated circuit devices.

Test/Monitor Wafers

     We supply test/monitor wafers, or monitor wafers, to our customers for their use in testing semiconductor fabrication lines and processes. Although monitor wafers are substantially the same as prime polished wafers with respect to cleanliness, and in some cases flatness, other specifications are generally less rigorous. This allows us to produce monitor wafers from the portion of a silicon ingot that does not meet customer specifications for wafers to be used in the manufacture of semiconductors. Therefore, sales of monitor wafers allow us to experience a higher yield from each silicon ingot produced.

RAW MATERIALS

     The main raw material in our production process is polysilicon. We produce almost one-half of our total polysilicon requirements and purchase the remainder of our requirements from others. The availability of polysilicon currently significantly exceeds demand. We believe that an adequate supply of polysilicon will be available internally or from others for the foreseeable future.

MANUFACTURING PROCESS

     Silicon wafers for the semiconductor industry are extremely complex materials with characteristics such as high purity levels, highly uniform crystal structure, and precise mechanical tolerances. Electronic grade silicon is one of the most refined materials in the world, having an impurity level of no more than one part per billion. Requirements for highly uniform crystal structure, mechanical tolerances and cleanliness in the manufacture of silicon wafers are at levels that stretch manufacturing processes to the limits of measurement, and necessitate that we conduct certain processes in "clean rooms."

     The silicon wafer manufacturing process consists of three principal phases: the crystal growth process, the wafer slicing process and the wafer finishing process.

Crystal Growth Process

     The first step in the wafer manufacturing process is the formation of a large, silicon single crystal or ingot. This process begins with the melting of polysilicon, together with minute amounts of electrically active elements such as arsenic, boron, phosphorous or antimony in a quartz crucible.

     Once the melt has reached the desired temperature, we lower a silicon seed crystal, or "seed" into the melt. The melt is slowly cooled to the required temperature, and crystal growth begins around the seed. As the growth continues, the seed is slowly extracted or "pulled" from the melt. The temperature of the melt and the speed of extraction govern the diameter of the ingot, and the concentration of an electrically active element in the melt governs the electrical properties of the silicon wafers to be made from the ingot. This is a complex, proprietary process requiring many control features on the crystal-growing equipment.

Wafer Slicing Process

     After we grow the ingots, we extract them from the crystal pulling furnaces and allow them to cool. We grind the ingots to the specified diameter, and then we slice the ingots into thin wafers. Next, we prepare the wafers for the surface polishing steps with a multi-step process using precision lapping machines, edge contour machines and chemical etchers.

Wafer Finishing Process

     Final polishing and cleaning processes give the wafers the clean and superflat mirror polished surfaces required for the fabrication of semiconductor devices. For wafer polishing, we currently use our proprietary, ninth-generation polishers together with our innovative chemical-mechanical polishing process. This form of polishing was one of our early inventions that first allowed solid state devices to move from individual circuits to the complexities of today's integrated circuits. We further process some of our products into epitaxial wafers.

RESEARCH AND DEVELOPMENT

     A number of factors drive our current research and development efforts. These include our business strategy and focus mainly on: (1) the development and improvement of large diameter and advanced silicon wafer products, (2) manufacturing process improvements, and (3) enhancement and cost reduction of existing products. Customer focus also influences research and development. We work closely with customers in developing new products and refining existing products to faster meet the needs of the marketplace. To strengthen this relationship and interaction, we assign research and development application engineers to key customer accounts worldwide.

     A recent product innovation of our research and development program includes a new class of polished wafer with a virtually defect-free wafer surface. We are currently delivering 6-inch and 8-inch diameters of this class of polished wafer to customers for evaluation in increasing their yields. We also engage in ongoing research and development to continuously improve the surface of epitaxial wafers. Further, as a result of our commitment to develop the next diameter of silicon wafers, we are now supplying high quality 12-inch wafers to the industry from pilot development lines. We first produced our 12-inch diameter wafers in 1991 and believe we are one of the industry leaders in the development of this next generation of wafers. Our new class of polished wafer and 12-inch wafers are in the pilot stage of development, and we cannot assure you that either will ever mature to a commercial product.

     We continue to see rapid technological change and product innovation in the market for silicon wafer products. In response to this business environment, we recently commissioned a "Wafering Center of Excellence" to direct our wafering process research and development. The Wafering Center of Excellence is located at our plant in Utsunomiya, Japan and has the capacity to produce 12-inch wafers.

     We do not expect the demand for 12-inch wafers to develop until the year 2001 or beyond. In the interim, we expect semiconductor customers to continue their support of two industry consortia to develop the tool set and processes necessary to fabricate integrated circuits on 12-inch wafers.

MARKETING AND SALES

     We market most of our products through a direct sales force. We believe a key element of our marketing strategy is establishing and maintaining close relationships with our customers. We try to accomplish this through multi-functional teams of technical, marketing and sales, and manufacturing personnel. These teams work closely with customers in developing their new production facilities, qualifying our products for use at such new facilities and maintaining qualification at all existing manufacturing facilities. We complete sales principally through indicative-only contracts of one year or less that indicate expected volumes and specify price.

     Our close relationships with our customers are partly the result of the lengthy and expensive "qualification" process by which customers qualify silicon wafer manufacturers, and their individual facilities, to supply a particular product. We are aware of changing customer needs and target our manufacturing to try to produce wafers adapted to each customer's process and requirements. For

1997 and the first six months of 1998, the following ten customers generated over half of our sales: Advanced Micro Devices, Inc.; Chartered Semiconductor Manufacturing, Ltd.; Cypress Semiconductor Corporation; International Business Machines Corporation; Motorola, Inc.; National Semiconductor Corporation; Philips Electronics N.V.; Samsung Electronics Co., Ltd.; ST Microelectronics N.V.; and Texas Instruments Incorporated. Texas Instruments alone represented more than 10% of our sales in 1997 and the first six months of 1998.

COMPETITION

     We face intense competition in the silicon wafer industry from established manufacturers throughout the world. Some of our competitors have substantial financial, technical, engineering and manufacturing resources, particularly the very large, well-capitalized Japanese manufacturers. We believe that the Japanese competitors benefit from their dominance of the Japanese market, which represented approximately 38% of the worldwide silicon wafer market in 1997. In particular, Shin-Etsu Handotai is the largest supplier of silicon wafers in Japan and the world, providing it with the sales and technology base to compete effectively throughout the world. If we cannot compete effectively with Japanese silicon wafer manufacturers, our operating results could be materially adversely affected.

     Over the past few years, the Japanese yen and Deutsche mark have declined significantly relative to the U.S. dollar. The currency declines have given our competitors significant cost advantages in the marketplace. These currency pressures, together with the effects of the semiconductor downturn and excess capacity, as described above, have increased competition and resulted in significant decreases in wafer prices.

     We compete principally on the basis of product quality, consistency and price, as well as technical innovation, customer service and product availability. We expect that our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Competitive pressures may cause additional price reductions, which could have a material adverse effect on our operating results.

     We believe that we possess certain technological and other strengths relative to our competitors. However, realizing and maintaining such strengths requires us to continue making a high level of investment in research and development, marketing and customer service and support. Our inability to maintain such investments could have a material adverse effect on our operating results.

JOINT VENTURES

     We have entered into a number of joint ventures as part of our strategy to leverage our capital, to enter expanding markets, to forge closer working relationships with our principal customers and to broaden the geographic diversification of our operations. We have joint ventures with prominent partners in South Korea, Taiwan and the United States.

POSCO HULS Co., Ltd.

     In 1990, we entered into a joint venture in South Korea with Samsung Electronic Co., Ltd. and Pohang Iron and Steel. Samsung is a South Korean manufacturer of integrated circuits and one of our largest customers. Pohang is a South Korean steel manufacturer. The South Korea joint venture is named POSCO HULS Co., Ltd. (commonly known as PHC) and manufactures and sells silicon wafers in South Korea. PHC generated sales of $64.3 million for the first six months of 1998, $111.9 million for the first six months of 1997, $226.4 million in 1997, $275.5 million in 1996 and $181.2 million in 1995. Over half of PHC's sales are to Samsung. PHC has the capacity to produce per month an aggregate of approximately 320,000 6-inch and 8-inch wafers. We currently own 40% of PHC. Pohang currently owns 40% and Samsung currently owns 20%.

     We have agreed to provide technical assistance and information to PHC. We have also granted licenses to PHC to use certain technology to manufacture, promote and sell silicon wafers. In exchange for such technical assistance and licenses, we receive quarterly royalties based on PHC's net sales. The term of the agreement by which we provide technical assistance and information and have granted licenses to PHC has been extended from September 30, 1998 to December 31, 1998. We are in the process of negotiating a long-term extension of this technical agreement. The parties have agreed that the terms of any such long-term extension will be retroactive to October 1, 1998.

Taisil Electronic Materials Corporation

     In 1994, we formed Taisil Electronic Materials Corporation with China Steel Corporation. China Steel Corporation is a Taiwanese steel manufacturer. Taisil manufactures and sells silicon wafers in Taiwan. Taisil generated sales of $30.2 million for the first six months of 1998, $16.1 million for the first six months of 1997, $61.9 million for 1997 and $7.3 million in 1996. Taisil did not generate sales in 1995 because it did not finish construction of its manufacturing facilities until May of 1996. Taisil has the capacity to produce approximately 140,000 8-inch wafers per month. Taisil has in place infrastructure that could support the production of approximately 240,000 8-inch wafers per month. We currently own 45% of Taisil. The remainder of Taisil is owned by China Steel Corporation (35%), Chao Tung Bank (10%) and the China Development Corporation (10%).

     We have agreed to provide technical assistance and information to Taisil. We have also granted licenses to Taisil to use certain technology to manufacture and sell silicon wafers. In exchange for such technical assistance and licenses, we receive semiannual royalties based on Taisil's net sales and operating income.

     Taisil's financial performance has been adversely affected in recent periods due to the downturn in the semiconductor industry in Taiwan. As a result of this downturn, Taisil has incurred losses, which have negatively impacted its debt-to-equity ratio. The increase in the debt-to-equity ratio has raised concerns with Taisil's lenders. We, and other joint venture partners representing 90% of the capital ownership of Taisil, expect to make a pro rata equity infusion in Taisil in the near future. We anticipate that this will satisfy the concerns of Taisil's lenders. However, if Taisil's performance continues to cause additional increases in its debt-to-equity ratio following our anticipated capital infusion, we and our joint venture partners will again have to consider alternatives to satisfy the concerns of Taisil's lenders. See "Risk Factors -- Risks of Taisil Joint Venture" beginning on page 18.

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY

     We believe our success depends in part on our proprietary technology, information and processes and know-how. We generally try to maintain internal and external protections of our proprietary information and intellectual property. As of September 30, 1998, we owned of record or beneficially approximately 106 U.S. patents, of which approximately 14 will expire by 2003, approximately 22 will expire between 2004 and 2008 and approximately 70 will expire after 2008. As of September 30, 1998, we owned of record or beneficially approximately 178 foreign patents, of which approximately 34 will expire by 2003, approximately 80 will expire between 2004 and 2008 and approximately 64 will expire after 2008. These foreign patents are generally counterparts of our U.S. patents. We cannot assure you, however, that any of these patents will not be challenged, invalidated or circumvented in the future, or that they do or will provide a competitive advantage. As of that date, we had also submitted approximately 89 U.S. and 390 foreign patent applications. However, we cannot assure you that any of these applications will be granted.

     We generally try to protect our intellectual property rights based on trade secret protection and non-disclosure agreements, which provide only limited protection. Recently, we have increased our efforts to obtain patent protection for our technology in response to an increase in patent applications by our competitors. However, much of our proprietary information and technology relating to the manufacturing process is not patented and may not be patentable. We cannot assure you that we have adequately protected or will be able to adequately protect our technology, that competitors will not be able to develop similar technology independently, that the claims allowed on any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

     Although third parties have not sued us based on claims of infringement of intellectual property rights during the last several years, we cannot assure you that third parties will not bring such suits in the future. Competitors, suppliers and others frequently sue each other regarding intellectual property rights in other technology industries, including the semiconductor industry. From time to time, we receive notices from substantial companies with significant patent portfolios that we may be infringing certain of their patents or other rights. We may receive more of these notices in the future. If such companies were to assert any claims against us based on patents or other rights described in such notices, we believe, based on strategic and other considerations, that we should be able to resolve them outside of litigation without a material adverse effect to us; however, this conclusion is subject to significant uncertainty. We expect to try to resolve these matters through negotiation or, if necessary, by obtaining a license. However, if we are not able to resolve these matters satisfactorily, or to obtain a license on acceptable terms, we may face litigation. In that event, the ultimate outcome of these matters could have a material adverse effect on our business, results of operations or financial condition.

     Under certain contracts, we are required to indemnify some third parties against claims of infringement of the intellectual property rights of others.

     Any litigation in the future to enforce patents issued to us, to protect trade secrets or know-how possessed by us or to defend us or indemnify others against claimed infringement of the rights of others could have a material adverse effect on our financial condition and operating results. Also, regardless of the validity or successful outcome of such claims, we may need to expend significant time and expense to protect our intellectual property rights or to defend against claims of infringement by third parties, which could have a material adverse effect on us. If we lose any such litigation, we may be required (1) to pay substantial damages, (2) to seek licenses from others, or
(3) to change, or stop manufacturing or selling, some of our products. Any of these outcomes could have a material adverse effect on our business, results of operations or financial condition.

LEGAL PROCEEDINGS

     We have a dispute with a manufacturer of equipment for the production of silicon wafers, which we have been unable to resolve. We have been advised that if there is no resolution of this matter in the near future, the equipment manufacturer will file suit against us for up to $6.5 million. While we will assert all of our defenses in this dispute we can not assure you that we will be able to resolve this dispute on terms favorable to us.

     For other potential disputes see "Risk Factors -- Limited Intellectual Property Protection; Notices of Possible Infringement" beginning on page 19 and "-- Risks Associated with Environmental Regulations" on page 21.

EMPLOYEES

     At September 30, 1998, we had approximately 6,600 full-time employees and 190 temporary workers worldwide. We intend to close our Spartanburg, South Carolina facility in the first half of 1999 and withdraw from our joint venture in Luoyang, China during the fourth quarter of 1998. As of September 30, 1998, approximately 850 full-time employees worked at our Spartanburg, South Carolina facility and joint venture in Luoyang, China.

     We have not experienced any material work stoppages at any of our facilities during the last several years. We believe our relationships with employees are satisfactory.

YEAR 2000

     Many existing software programs, computers and other types of equipment were not designed to accommodate the Year 2000 and beyond. If not corrected, these computer applications and equipment could fail or create erroneous results. For us, this could disrupt purchasing, manufacturing, sales, finance and other support areas and affect our ability to timely deliver silicon wafers with the exacting specifications required by our customers, thereby causing potential lost sales and additional expenses.

Our State of Readiness

     We have created a Year 2000 Project Team that is comprised of a Program Office, including a Global Project Manager, Customer and Vendor Management groups and Year 2000 representatives from all sites around the world, including our unconsolidated joint ventures. This team is responsible for planning and monitoring all Year 2000 activities and reporting to our executive management. Our Chief Financial Officer is the sponsor for the Year 2000 project and reports to our Board of Directors on a periodic basis.

     Our Year 2000 project encompasses both information and non-information systems within the Company as well as the investigation of the readiness of our strategic suppliers/business partners. Our goal is to have all Year 2000 issues resolved by June 1999, with Year 2000 issues relating to the most critical business systems (i.e., financial, order processing) resolved by December 1998. To that end, we have inventoried and assessed the Year 2000 readiness of the following:

     - In-house Applications -- Those applications that are developed and supported in-house or purchased applications that are heavily customized and supported in-house. This classification also includes end-user-developed applications deemed critical to the business.

     - Business Software (Purchased) -- Applications purchased from an outside vendor and used for automating business processes (i.e., financial systems, order processing systems, purchasing systems).

     - Manufacturing Software (Purchased) -- Applications purchased from an outside vendor and used for automating manufacturing processes.

     - Personal Computer Software (Purchased) -- All software packages resident on personal computers. This includes things such as operating systems, word processing software, communications software, project management software, and spreadsheet software.

     - Infrastructure Software (Purchased) -- Purchased software used in the client/server and network environments.

     - IT Hardware -- Information Technology hardware components including midrange machines, personal computers, printers, network hardware.

     - Facilities & Utilities -- Components in the office and manufacturing supporting systems environments. Types of components include: copy machines, fax machines, telephone/communications systems, security systems, fire alarm/control, electrical, waste treatment, alarms, and air handlers.

     - Manufacturing Equipment -- Shop floor equipment such as clean rooms, crystal pullers, epitaxial reactors, inspection, lab, lappers, laser markers, measurement tools, grinders, polishers, slicers, and wet benches.

     In-House Applications. We are evaluating the extent to which modifications of our in-house applications will be necessary to accommodate the Year 2000 and are modifying our in-house applications to enable continued processing of data into and beyond the Year 2000. This phase of our Year 2000 project is nearing completion and we anticipate completing remediation and testing of our in-house applications by the end of the first quarter of 1999.

     Purchased Software. We are obtaining, where feasible, contractual warranties from systems vendors that their products are or will be Year 2000 compliant. We expect this phase of our Year 2000 project to be completed by the end of the first quarter of 1999. We require Year 2000 contractual warranties from all vendors of new software and hardware. In addition, we are testing newly purchased computer hardware and software systems in an effort to ensure their Year 2000 compliance.

     Embedded Systems. For in-house embedded systems, we are modifying our systems to enable the continuing functioning of equipment into and beyond the Year 2000. For third party embedded systems, we are obtaining, where feasible, contractual warranties from systems vendors that their products are or will be Year 2000 compliant. We anticipate having fully tested such embedded systems by the end of the second quarter of 1999.

     Suppliers/Business Partners. We have also communicated with our strategic suppliers and equipment vendors seeking assurances that they will be Year 2000 ready. Our goal is to obtain as much detailed information as possible about our strategic suppliers/business partners' Year 2000 plans so as to identify those companies which appear to pose a significant risk of failure to perform their obligations to us as a result of the Year 2000. We expect to have compiled detailed information regarding all of our strategic suppliers and equipment vendors by December 1998. This will be an ongoing process during our Year 2000 project. For those strategic suppliers and equipment vendors that do not respond as to their status or their response is not satisfactory, we intend to develop contingency plans to ensure that sufficient resources are available to continue with business operations.

Costs to Address the Year 2000

     Spending for modifications and updates is being expensed as incurred and is not expected to have a material impact on our results of operations or cash flows. The cost of our Year 2000 project is being funded through borrowings. We estimate that our total Year 2000 expenditures will be in the range of $5-7 million. To date, we have expended approximately $1.0 million which consists mainly of contracting programmers and consulting costs associated with the evaluation, assessment and remediation of computer systems and manufacturing equipment. We anticipate that contract programming costs will be our most significant cost as the Year 2000 project proceeds to completion.

Risk Analysis

     Like most large business enterprises, we are dependent upon our own internal computer technology and rely upon the timely performance of our suppliers/business partners. A large-scale Year 2000 failure could impair our ability to timely deliver silicon wafers with the exacting specifications required by our customers, thereby causing potential lost sales and additional expenses. Our Year 2000 project seeks to identify and minimize this risk and includes testing of our in-house applications, purchased software and embedded systems to ensure that all such systems will function before and after the Year 2000. We are continually refining our understanding of the risk the Year 2000 poses to our strategic suppliers/business partners based upon information obtained through our surveys. This refinement will continue through the rest of 1998 and into 1999.

Contingency Plans

     Our Year 2000 project includes the development of contingency plans for business critical systems and manufacturing equipment as well as for strategic suppliers/business partners to attempt to minimize disruption to our operations in the event of a Year 2000 failure. We will be formulating plans to address a variety of failure scenarios, including failures of our in-house applications, as well as failures of strategic suppliers/business partners. We anticipate that we will complete Year 2000 contingency planning by June 1999.

Cautionary Statement

     Year 2000 issues are widespread and complex. While we believe we will address them on a timely basis, we cannot assure you that we will be successful or that these problems will not materially adversely affect our business or results of operations. To a large extent, we depend on the efforts of our customers, suppliers and other organizations with which we conduct transactions to address their Year 2000 issues, over which we have no control.

     The statements regarding the expected outcome and timing of Year 2000 efforts are forward-looking statements. Actual results could differ materially from our expectations. See "Cautionary Statement Regarding Forward-Looking Statements" on page 24 and "Risk Factors -- Year 2000 Risks" beginning on page 20.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Our majority stockholder is VEBA Corporation. VEBA Corporation owns
            % of the outstanding shares of MEMC common stock, including the shares of MEMC common stock purchased by VEBA Corporation in the private placement. VEBA Corporation is owned by VEBA AG and its subsidiaries. On
          , 1998, we sold         shares of MEMC common stock to VEBA
Corporation at the Subscription Price for aggregate proceeds of approximately $106 million. See "Recent Developments -- Financial Restructuring Plan" beginning on page 25. VEBA Corporation has also agreed to purchase all shares not subscribed for by other stockholders in the Rights Offering, subject to certain conditions that are customary in a firm commitment underwriting. See "The Rights Offering -- Standby Agreement" on page 32.

     We made payments to VEBA Corporation and certain of its affiliates for goods, services and interest payments in an aggregate amount of approximately $31.3 million in 1997. The following discussion summarizes some of our other significant agreements and arrangements with VEBA Corporation and its affiliates.

SERVICE AGREEMENT

     We have entered into a service agreement with a wholly-owned subsidiary of VEBA Corporation, which requires such subsidiary to provide us with accounting services and office space. According to the terms of the service agreement, either party may terminate the service agreement at any time on 30 days' notice. The service agreement also may be modified from time to time by mutual consent of the parties. We believe that the terms of the service agreement are comparable to terms that we could obtain from unrelated third parties. We terminated our accounting services with VEBA Corporation during 1998.

AGREEMENT FOR COMMUNICATION SERVICES

     We have an arrangement with VEBA Corporation covering our communication service needs. Our arrangement allows us to participate with VEBA Corporation and several of its affiliates in a communication services agreement between VEBA Corporation and AT&T. The term of the communication services agreement expires in 2001. In return for volume pricing discounts, VEBA Corporation provided AT&T with minimum revenue commitments for each contract year during the term of the communication services agreement. We entered into a reimbursement agreement with VEBA Corporation which requires us to reimburse VEBA Corporation if our payments to AT&T under the communication services agreement do not meet certain specified minimum levels for each contract year. Because of the combined volume of VEBA Corporation and its affiliates (including our volume), we believe that the pricing terms available to us under the communication services agreement are no less favorable than we could obtain if we independently entered into a contract for similar communication services.

LOAN AGREEMENTS AND GUARANTEES

     We have entered into credit and loan arrangements with VEBA AG and its affiliates. See "Recent Developments -- Financial Restructuring Plan" beginning on page 25. We and VEBA Corporation have guaranteed certain indebtedness of PHC with an aggregate principal amount outstanding of approximately $3.7 million as of December 31, 1997, the latest portion of which matures in September 1999. Neither we nor VEBA Corporation has been required to make any payments under these guarantees. We have agreed to indemnify VEBA Corporation with respect to its guarantee. We have agreed to pay VEBA Corporation an annual fee of 1/8 of one percent calculated on the outstanding principal balance under the PHC credit agreements for this guarantee.

TAX AGREEMENTS

     From 1990 to 1995, we were a party to various tax sharing agreements with VEBA Corporation and its affiliates. The tax sharing agreements provided a method to determine each party's respective federal income tax liabilities. In 1995, we entered into a tax disaffiliation agreement with VEBA Corporation terminating the tax sharing agreements. As a result, we are now responsible for our own federal, state, and local tax returns and tax liabilities. Pursuant to the terms of the tax disaffiliation agreement, we agreed with VEBA Corporation to indemnify each other from and against any additional federal income tax liability attributable to each other's operations that is determined to be due with respect to taxable periods covered by the tax sharing agreements.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a registration rights agreement, as amended in connection with the private placement, we granted VEBA Corporation the right to demand registration under the Securities Act of 1933 of its shares of MEMC common stock, including shares purchased in the private placement and shares that may be purchased under the standby commitment or otherwise. The demand rights are exercisable and must be exercised for at least 25% of MEMC common stock covered by the registration rights agreement. We may be required to effect up to three such demand registrations. VEBA Corporation will bear the expenses of any such demand registration. We are not obligated to take any action to register shares of MEMC common stock owned by VEBA Corporation: (1) during the period starting 30 days prior to the estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by us under the Securities Act; (2) more than once during any six-month period; and (3) for up to 90 days after a request from VEBA Corporation if our president certifies that our Board of Directors has determined that such registration would interfere with a material transaction then being pursued by us. In addition, except in certain circumstances and subject to certain limitations, if we propose to register any shares of MEMC common stock under the Securities Act, VEBA Corporation will be entitled to require us to include all or a portion of the shares of MEMC common stock which VEBA Corporation owns in such registration. We will bear the expenses of any such "piggyback" registration, other than underwriting discounts, commissions and filing fees relating to MEMC common stock to be sold by VEBA Corporation. In addition, we have agreed to indemnify any underwriter in connection with any registration made pursuant to the registration rights agreement against certain liabilities, including liabilities under the Securities Act.

TREASURY MANAGEMENT

     Pursuant to an informal arrangement, we participate in VEBA AG's global treasury management system. As a condition to our participation, we offer VEBA AG or an affiliate a right of first refusal to act as our financial intermediary in transacting our currency hedging activities. As a result of this arrangement, we have entered into a number of foreign exchange hedging contracts using VEBA AG or an affiliate as our financial intermediary. We believe that our hedging arrangements with VEBA AG or an affiliate allow for transactions on terms that are comparable to terms available from unrelated third party financial intermediaries. Consistent with our past practice, we may deposit with VEBA Corporation or certain of its affiliates on a short term basis our excess cash on hand at month end at market rates of interest. We believe that the interest rates received under these short term arrangements are comparable to market rates received for similar transactions from non-affiliated persons. The treasury management arrangements may be modified from time to time or terminated at any time on short notice, either by us or VEBA Corporation or certain affiliates.

AGENCY AND SERVICES AGREEMENTS WITH AFFILIATED COMPANIES

     Through our wholly owned Italian subsidiary, MEMC Electronic Materials, S.p.A. and certain other foreign subsidiaries, we distribute our silicon products and silicon products manufactured by affiliated companies in various European countries and South Korea under certain agency and services agreements that cover the distribution arrangements. In the agency agreements, an affiliate of VEBA AG provided sales agency, administrative and other related services to MEMC Electronic Materials, S.p.A. in conjunction with the distribution of silicon products in the various countries. In return for these services, MEMC Electronic Materials, S.p.A. paid VEBA AG on a commission or cost plus commission basis. During 1998, we terminated these agency agreements. We believe that the terms of the agency agreements were comparable to those that we could have obtained from unrelated third parties.

PURCHASES AND SALES OF RAW MATERIALS, FINISHED PRODUCTS AND EQUIPMENT

     During 1998, we purchased raw materials from an affiliate of VEBA AG pursuant to a supply contract dated December 31, 1995. The supply contract has an initial term of five years and is automatically renewable for successive one-year periods unless terminated upon one year's prior written notice by either party. We believe that the prices we pay for raw materials under this supply contract are not materially different from those which we could obtain from third parties for similar products.

     We also have purchased equipment from Steag Microtech, Inc., an entity in which VEBA AG holds a substantial ownership interest. The purchases were governed by a master equipment agreement dated as of August 1, 1995 which expired in August 1998. We believe that the terms of the equipment agreement were comparable to those that we could have obtained from unrelated third parties.

INSURANCE

     We participate in a marine cargo insurance policy maintained by VEBA AG or an affiliate. We also participate in a directors and officers liability insurance policy sponsored by an unrelated third party. Our participation in the directors and officers policy was arranged by VEBA AG. The premiums on the directors and officers policy are paid by VEBA AG on our behalf. We reimburse VEBA AG for these premiums. We believe that the total premiums paid for the marine cargo policy and the directors and officers policy are comparable to premiums that are available for unrelated third parties.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax matters that you should consider with respect to the Rights. This summary describes provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations under the Code, judicial authority and administrative rulings and practice. This summary only speaks as of the date of this prospectus, and any such authority could change, possibly with retroactive effect.

     Moreover, this summary does not discuss all aspects of federal income taxation that may be relevant to you, especially if you are subject to special treatment under the federal income tax laws. For example, if you are a bank, dealer in securities, life insurance company, tax-exempt organization or foreign taxpayer, this discussion may not cover all relevant tax issues. Also we have not discussed applicable tax consequences if you hold MEMC common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. This summary also does not address any aspect of state, local or foreign tax laws.

     This summary is only applicable to you if you hold MEMC common stock, and/or will hold the Rights and any shares of MEMC common stock you acquire upon the exercise of Rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

ISSUANCE OF THE RIGHTS

     If you hold MEMC common stock on the Record Date, you should not be required to recognize taxable income upon the receipt of the Rights.

     In general, a distribution by a corporation to its stockholders of rights to acquire stock in the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a "disproportionate distribution" with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a "disproportionate distribution" if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of (1) the receipt of property (including cash) by some stockholders and (2) an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation.

     The distribution of the Rights to all stockholders except VEBA Corporation should not constitute a "disproportionate distribution" taxable as a dividend since (1) the private placement to

VEBA Corporation was made with the expectation of promptly thereafter making the distribution of Rights to the remaining stockholders, which may be exercised on the same economic terms as the private placement, (2) there is a single class of stock outstanding, and (3) there has not been nor is there expected to be any property distributions to any stockholder in connection with the distribution of Rights.

     We intend to treat the distribution of Rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of Rights to constitute a taxable distribution, a person receiving a Right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Right received, but only to the extent of the current and accumulated earnings and profits of the Company. To the extent the deemed distribution exceeds the current and accumulated earnings and profits of the Company, such excess would be treated first as a nontaxable recovery of adjusted tax basis in the MEMC common stock with respect to which the Right was distributed and then as gain from the sale or exchange of the MEMC common stock. A person's tax basis in a Right received in a taxable distribution would equal the fair market value of the Right as of the date of distribution of the Right. A person's holding period in the Rights would begin on the day following the date of distribution of the Rights.

     Except as provided above, the following discussion assumes that the distribution of the Rights will be treated as a nontaxable distribution.

BASIS AND HOLDING PERIOD OF THE RIGHTS

     Generally, if you hold MEMC common stock on the Record Date, your basis in the Rights received by you will be zero. If, however, either

          (1) the fair market value of the Rights on the date we issue the Rights is 15% or more of the fair market value (on that same date) of MEMC common stock (which could occur if unanticipated market demand for Rights develops); or

          (2) you properly elect under Section 307 of the Code in your federal income tax return to allocate part of the basis of your MEMC common stock to the Rights;

then your basis in your shares of MEMC common stock will be allocated between the MEMC common stock and the Rights in proportion to the fair market values of each on the date we issue the Rights.

     The holding period of your Rights will include your holding period (as of the date of issuance) for the MEMC common stock with respect to which we distributed the Rights to you.

     If you purchase Rights, your basis in the Rights will be equal to your purchase price for the Rights. Your holding period for those Rights will begin on the date following the date you purchase the Rights.

TRANSFER OF THE RIGHTS

     If you sell or exchange your Rights, you generally will recognize gain or loss equal to the difference between the amount you realized and your basis, if any, in the Rights. Such gain or loss generally will be capital gain or loss so long as you held the rights as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you recognize any such long term capital gain, the Internal Revenue Service will generally tax such gain at a maximum rate of 20%.

EXPIRATION OF THE RIGHTS

     If your basis in your Rights is zero, and you allow your Rights to expire unexercised, you will not recognize any gain or loss.

     If you have a basis in your Rights and you allow your Rights to expire unexercised, you will recognize a loss equal to the basis of those Rights. Any loss you recognize on the expiration of your Rights will be a capital loss if the MEMC common stock obtainable by you after the exercise of the Rights would be a capital asset.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF ACQUIRED SHARES

     You will not recognize any gain or loss upon the exercise of your Rights. Your basis in each share of MEMC common stock you acquire through exercise of your Rights will equal the sum of the Subscription Price you paid to exercise your Rights and your basis, if any, in the Rights. Your holding period for the MEMC common stock you acquire through exercise of your Rights will begin on the date you exercise your Rights.

SALE OR EXCHANGE OF COMMON STOCK

     If you sell or exchange shares of MEMC common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in your shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you recognize any such long term capital gain, the Internal Revenue Service will generally tax such gain at a maximum rate of 20%.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the backup withholding rules of the Code, you may be subject to 31% backup withholding with respect to payments made pursuant to the Rights Offering. You will not be subject to backup withholding if you:

     - Are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

     - Provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

     Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

     THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the capital stock of the Company and highlights some of the provisions of our Certificate of Incorporation and By-Laws. We have also summarized a provision of the General Corporation Law of Delaware (the "DGCL"). Since the terms of our Certificate of Incorporation and By-laws, and the DGCL may differ from the general information we are providing, you should only rely on the actual provisions of the Certificate of Incorporation, the By-Laws or the DGCL. If you would like to read the Certificate of Incorporation or By-Laws, they are on file with the Securities and Exchange Commission.

GENERAL

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As a holder of MEMC common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. You are entitled to receive dividends declared by our Board of Directors. The right of our Board of Directors to declare dividends, however, is subject to the rights of any holders of our preferred stock and the availability of sufficient funds to pay the dividends. See "Dividend Policy" on page 27. If we liquidate the Company, you will be entitled to share ratably with the other stockholders in the distribution of all assets that the Company has left after we pay all of our liabilities, and all of our obligations to the holders of preferred stock. You have no preemptive rights to subscribe for additional shares of the Company and no right to convert your MEMC common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of MEMC common stock. Your MEMC common stock is not redeemable by us.

PREFERRED STOCK

     Your rights as a holder of MEMC common stock may be affected by any preferred stock that we may issue. As of the date of this prospectus, we have not issued any preferred stock and we do not have any plans to issue any preferred stock in the future. However, our Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock. The issuance of preferred stock could adversely affect your voting power as a holder of MEMC common stock and could have the effect of delaying, deferring or impeding a change in control of the Company.

     If we authorize the issuance of preferred stock, our Board of Directors has the authority to determine whether any or all shares of authorized preferred stock should be issued as a class without series or in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock. The rights and restrictions on the preferred stock may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     Certain provisions of the Certificate of Incorporation and By-Laws of the Company may have an anti-takeover effect. These provisions may delay, defer or make more difficult a takeover attempt of the Company that you may consider not to be in your best interest. However, because VEBA Corporation can currently (and after the Rights Offering will continue to be able to) elect all members of our Board of Directors and control the outcome of most matters submitted to a vote of stockholders, such provisions currently have limited significance to you. See "Risk Factors -- Control of the Company; Potential Conflicts of Interest" on page 15.

Board of Directors

     The Certificate of Incorporation provides the following concerning our Board of Directors:

     - The Board of Directors is divided into three classes; each class contains a relatively equal number of members;

     - Members of the Board of Directors serve in staggered three-year terms, so approximately one-third of the members are elected annually;

     - The number of members on the Board of Directors is between five and fifteen;

     -  Directors may be removed with or without cause; and

     - Vacancies on the Board of Directors may be filled by a majority of the remaining members of the Board of Directors, unless any director determines that the stockholders should fill the vacancy.

Stockholder Consents and Special Meetings

     The Certificate of Incorporation provides that you and the other stockholders may take action only by unanimous written consent if the action is not taken at a meeting of stockholders. Our By-Laws provide that special meetings of stockholders may be called only upon the request of the holders of a majority of the outstanding MEMC common stock, by the Chairman of the Board or by a majority of the Board of Directors.

Stockholder Proposals or Nominations

     To bring a stockholder proposal you must follow the procedures set forth in our By-Laws and to nominate a candidate to our Board of Directors, you must follow the procedures set forth in our Certificate of Incorporation. The advance notice procedures bringing either (1) a stockholder proposal at an annual meeting or (2) a stockholder nomination for a candidate for the Board of Directors at an annual meeting or special meeting called for the purpose of electing directors, are summarized as follows:

     - Your proposal must be received by our Secretary not less than 60 days and not more than 90 days before the anniversary date of the previous annual meeting of stockholders, or

     - If the meeting is not held within 30 days of the anniversary date of the previous annual meeting or if the meeting is a special meeting called for the purpose of electing directors, then your proposal or nomination must be received by the Secretary within 10 days after the notice of the meeting is mailed to stockholders.

     You must include the following information in your notice of a stockholder proposal:

     - A brief reasoned description of the business to be brought at the meeting;

     -  Your name and record address;

     - The class and number of shares of capital stock you own either of record or beneficially;

     - A description of any agreements you may have with other persons in connection with the proposal; and

     - A representation that you will appear in person or by proxy at the meeting.

     Your notice of a nomination of a candidate to our Board of Directors must include the following:

     -  The name, age, business address and residence of the nominee;

     -  The principal occupation of the nominee;

     -  The class and number of shares of our capital stock the nominee owns;

     -  Your name and record address;

     -  The class and number of shares of capital stock you own;

     -  A description of any agreements you may have with the nominee;

     - A representation that you will appear in person or by proxy at the meeting; and

     - Other information regarding the nominee and yourself as required by the Securities Exchange Act of 1934, as amended.

Limitation of Liability of Directors

     The Certificate of Incorporation limits the Directors' liability to stockholders and the Company. Specifically, a director is not liable to the Company or you, as one of its stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability for a director's

     -  Breach of his or her duty of loyalty to the Company or its stockholders;

     - Acts or omissions that are either not in good faith or which involve his or her intentional misconduct or a knowing violation of law;

     - Unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL; and

     - Participation in a transaction from which he or she received an improper personal benefit.

     The effect of these provisions on you is to eliminate your rights and the rights of the Company (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions, however, will not limit the liability of directors to you under federal securities laws.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     Because the Company is a Delaware corporation, Delaware law may have an effect on your rights as a stockholder. In particular, Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

     This prohibition is effective unless:

     - The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

     - The interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

     - The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In general, the prohibitions do not apply to business combinations with persons who became interested stockholders prior to the corporation becoming subject to Section 203, which generally takes place when a corporation's voting stock becomes publicly traded or is held of record by more that 2,000 stockholders. VEBA Corporation is not subject to the restrictions on "business combinations" under Section 203. Moreover, for purposes of Section 203, our Board of Directors has approved of the transfer of shares of MEMC common stock by VEBA Corporation to VEBA AG or one of its specified subsidiaries. Because of this approval, we may engage in the future in any "business combination" with either of these parties as well as VEBA Corporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for MEMC common stock and the Rights is Harris Trust & Savings Bank, 111 West Monroe, P.O. Box 755, Chicago, Illinois 60690.

                              PLAN OF DISTRIBUTION

     We are making this Rights Offering directly to you, the holders of MEMC common stock. We have retained NationsBanc Montgomery Securities LLC and J.P. Morgan Securities Inc. to act as the Dealer Managers in connection with the Rights Offering. The Dealer Managers will assist us in marketing the Rights Offering. The Dealer Managers are not obligated to purchase any of the shares offered in the Rights Offering.

     We will pay the Dealer Managers a fee of $          . We have agreed to pay
NationsBanc Montgomery Securities LLC $500,000 in connection with certain additional advisory services it is performing. In addition, we will reimburse an
estimated $          of the Dealer Managers' expenses incurred in connection
with the Rights Offering.

     The total compensation MEMC will pay to the Dealer Managers, including reimbursement of estimated expenses, is as follows:

NationsBanc Montgomery Securities
  LLC...............................  $
J.P. Morgan Securities Inc..........  $
                                      -------
                                      $
                                      =======

     We will pay the Information Agent a fee of $          and the Subscription
Agent a fee of $          .

     We estimate that our total expenses in connection with the Rights Offering, including fees to the Dealer Managers, the Information Agent and the
Subscription Agent, will be $          .

     We have agreed to indemnify the Dealer Managers for certain liabilities, including civil liabilities under the Securities Act of 1933. We have also agreed to contribute to payments that the Dealer Managers may need to make arising out of such liabilities.

     Other than the Dealer Managers, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the Rights Offering. Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

     Until the distribution of the MEMC common stock in the Rights Offering is completed, the rules of the Securities and Exchange Commission may limit the ability of the Dealer Managers to bid for and purchase MEMC common stock. As an exception to these rules, the Dealer Managers are permitted to engage in certain transactions that stabilize the price of the MEMC common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MEMC common stock. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor either of the Dealer Managers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MEMC common stock. In addition, neither we nor either of the Dealer Managers makes any representation that the Dealer Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Dealer Managers are also acting as our financial advisors in connection with the Rights Offering. In their capacity as financial advisors, they have advised us regarding the size, pricing and structure of the private placement to VEBA Corporation and the Rights Offering. Their advice has included assistance in determining the purchase price for the private placement, the Subscription Price, and the impact of the private placement and the Rights Offering on us and our stockholders from a financial point of view. They have also discussed with management and the special committee of the Board of Directors the possible effects of the private placement and the Rights Offering. The Dealer Managers have also performed analyses to assist us in determining the appropriate and desirable pricing terms for the private placement and the Rights Offering. The Dealer Managers are not making a recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment as to whether to exercise your Rights.

     The Dealer Managers or some of their affiliates have performed in the past and may perform in the future other financial advisory and investment banking services for us. We have paid, and may in the future pay, such parties compensation for their services. In addition, affiliates of J.P. Morgan Securities Inc. have performed financial advisory and investment banking services for VEBA AG and its affiliates, and a retired vice chairman and director of an affiliate of J.P. Morgan Securities Inc. is a member of the supervisory board of VEBA AG.

                                    LAWYERS

     Bryan Cave LLP, St. Louis, Missouri, represented the Company in connection with the Rights Offering. Cooley Godward LLP, Palo Alto, California, represented the Dealer Managers in connection with the Rights Offering.

                                    EXPERTS

     KPMG Peat Marwick LLP, independent auditors, audited our consolidated financial statements and schedule as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We incorporate by reference those financial statements in this prospectus with the permission of KPMG and rely on KPMG's reports given upon their authority as experts in accounting and auditing.

     KPMG San Tong Corp., independent auditors, audited PHC's financial statements as of December 31, 1996 and 1997 and for the years then ended. We incorporate by reference those financial statements in this prospectus with the permission of KPMG San Tong Corp. and rely on their report given upon their authority as experts in accounting and auditing.

     KPMG Peat Marwick, independent auditors, audited Taisil Electronic Materials Corporation's financial statements as of and for the year ended December 31, 1997. We incorporate by reference those financial statements in this prospectus with the permission of KPMG Peat Marwick and rely on their report given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 covering the shares of MEMC common stock to be issued in the Rights Offering. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the Registration Statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or documents are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the Registration Statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

     Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information contained in this prospectus.

     We incorporate by reference into this prospectus the following documents (SEC File No. 1-13828), which contain important information about us and our business and financial results:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A filed on October 22, 1998;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     -  our Current Reports on Form 8-K dated April 14, 1998 (filed April 14,
        1998) and October 22, 1998 (filed October 22, 1998); and

     - the description of the MEMC common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 21, 1995.

     We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the expiration of the Rights Offering. The SEC allows us to incorporate by reference into this prospectus such documents. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

     YOU MAY GET COPIES OF ANY OF THE INCORPORATED DOCUMENTS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED) AT NO CHARGE TO YOU BY WRITING OR CALLING SAMUEL W. DUGGAN, DIRECTOR, INVESTOR RELATIONS, MEMC ELECTRONIC MATERIALS, INC., 501 PEARL DRIVE (CITY OF O'FALLON), ST. PETERS, MISSOURI 63376 (TELEPHONE: (314) 279-5500).

------------------------------------------------------
------------------------------------------------------

MEMC Electronic Materials, Inc. has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy MEMC common stock after the prospectus date.

                      ------------------------------------

                               TABLE OF CONTENTS
                      ------------------------------------

                                         Page
                                        -------
Questions & Answers About the Rights
  Offering.............................       2
Prospectus Summary.....................       5
Risk Factors...........................      12
Cautionary Statement Regarding Forward-
  Looking Statements...................      24
Recent Developments....................      25
Use of Proceeds........................      27
Dividend Policy........................      27
Price Range of Common Stock............      28
Capitalization.........................      29
The Rights Offering....................      30
Business...............................      39
Certain Relationships and Related Party
  Transactions.........................      48
Certain Federal Income Tax
  Considerations.......................      50
Description of Capital Stock...........      53
Plan of Distribution...................      55
Lawyers................................      57
Experts................................      57
Where You Can Find More Information....      57

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                             Shares

                      MEMC ELECTRONIC MATERIALS, INC. LOGO

                                MEMC Electronic
                                Materials, Inc.

                                  Common Stock
                      ------------------------------------
                                   PROSPECTUS
                      ------------------------------------
                             NationsBanc Montgomery
                                 Securities LLC

                               J.P. Morgan & Co.

                                          , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC Registration Fee........................................  $ 27,701
NASD Filing Fee.............................................     9,900
NYSE Listing Fee............................................          *
Dealer Manager Fees and Expenses............................          *
Subscription Agent Fee......................................          *
Information Agent Fee.......................................          *
Printing and Engraving Expenses.............................          *
Registrar and Transfer Agent Fees...........................          *
Legal Fees and Expenses.....................................          *
Accounting Fees and Expenses................................          *
Blue Sky Fees and Expenses..................................          *
Miscellaneous...............................................          *
                                                              --------
  Total.....................................................  $       *
                                                              ========

---------------

*   To be provided by Amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation contains such a provision.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company's Restated Certificate of Incorporation contains such a provision.

ITEM 16. EXHIBITS

     See Index to Exhibits.

ITEM 17. UNDERTAKINGS

(a)        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on October 22, 1998

                                          MEMC ELECTRONIC MATERIALS, INC.

                                          By: /s/ LUDGER H. VIEFHUES

                                            ------------------------------------

                                              Ludger H. Viefhues
                                              Chief Executive Officer and
                                              Director

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Stolze and Helene F. Hennelly, and any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
/s/ LUDGER H. VIEFHUES                         Chief Executive Officer and          October 22, 1998
---------------------------------------------  Director (Principal Executive
Ludger H. Viefhues                             Officer)

/s/ KLAUS R. VON HORDE                         President, Chief Operating Officer   October 22, 1998
---------------------------------------------  and Director
Klaus R. von Horde

/s/ JAMES M. STOLZE                            Executive Vice President and Chief   October 22, 1998
---------------------------------------------  Financial Officer (Principal
James M. Stolze                                Financial and Accounting Officer)

/s/ DR. HANS MICHAEL GAUL                      Director                             October 22, 1998
---------------------------------------------
Dr. Hans Michael Gaul

/s/ HELMUT MAMSCH                              Director                             October 22, 1998
---------------------------------------------
Helmut Mamsch

/s/ WILLEM D. MARIS                            Director                             October 22, 1998
---------------------------------------------
Willem D. Maris

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
/s/ DR. ERHARD MEYER-GALOW                     Director                             October 22, 1998
---------------------------------------------
Dr. Erhard Meyer-Galow

/s/ PAUL T. O'BRIEN                            Director                             October 22, 1998
---------------------------------------------
Paul T. O'Brien

/s/ DR. ALFRED OBERHOLZ                        Director                             October 22, 1998
---------------------------------------------
Dr. Alfred Oberholz

/s/ MICHAEL B. SMITH                           Director                             October 22, 1998
---------------------------------------------
Michael B. Smith

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   *1.1  Form of Dealer Manager Agreement between the Company and
         NationsBanc Montgomery Securities LLC and J.P. Morgan
         Securities Inc.
    3.1  Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 3-a of the Company's
         Form 10-Q for the quarter ended June 30, 1995 (File No.
         1-13828))
    3.2  Restated By-laws of the Company (incorporated by reference to Exhibit 3-b of the Company's Form 10-Q for the quarter
         ended September 30, 1995 (File No. 1-13828))
   *4.1  Form of Specimen Certificate for Rights of the Company
   *5.1  Opinion of Bryan Cave LLP
  *10.1  Stock Purchase Agreement dated October 22, 1998 between the
         Company and VEBA Corporation
  *10.2  Standby Agreement dated October 22, 1998 between the Company and VEBA Corporation
   23.1  Consent of Bryan Cave LLP (included in Exhibit 5.1)
   23.2  Consent of KPMG Peat Marwick LLP
   23.3  Consent of KPMG San Tong Corp.
   23.4  Consent of KPMG Peat Marwick
   24.1  Power of Attorney (included on signature page)
  *99.1  Form of Instructions to Stockholders as to use of
         Subscription Rights
  *99.2  Form of Notice of Guaranteed Delivery for Subscription
         Rights and Important Tax Information
  *99.3  Form of Letter to Stockholders who are record holders
  *99.4  Form of Letter to Stockholders who are beneficial holders

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* To be filed by Amendment.